______________________________________________________________________
ASSET PURCHASE AGREEMENT
by and among
ATKORE PLASTIC PIPE CORPORATION, as Buyer
THE MEMBERS LISTED ON THE SIGNATURE PAGES HERETO,
Charles H. McCort, as the Seller Representative,
and
LIBERTY PLASTICS, LLC
Dated as of September 13, 2013
______________________________________________________________________

1

- i

4.20	Customers and Suppliers	21
4.21	Product Liability; Product Warranty and Rebates; Product Recalls	21
4.22	Brokers	22
4.23	Accounts Receivable	22
4.24	Accuracy of Statements	22

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	23
5.01	Organization and Power	23
5.02	Authorization; Valid and Binding Agreement	23
5.03	No Conflict	23
5.04	Consents, etc	23
5.05	Brokers	23

ARTICLE VI	CERTAIN PRE-CLOSING COVENANTS	24
6.01	Conduct of the Business	24
6.02	Access to Books and Records; Due Diligence	25
6.03	Notices and Consents	25
6.04	Conditions	26
6.05	Exclusivity	26
6.06	Notification	26
6.07	Interim Financial Statements	27
6.08	Affiliate Transactions	27
6.09	Environmental Conditions	27
6.10	Employee Matters	27
6.11	Intellectual Property Assignments	28
6.12	Confidentiality	28
6.13	Bulk Transfer Laws	29
6.14	Transfer of Permits	29
6.15	Transition Matters	29

ARTICLE VII	TERMINATION	29
7.01	Termination	29
7.02	Effect of Termination	30

ARTICLE VIII	ADDITIONAL COVENANTS AND AGREEMENTS	31
8.01	Survival	31
8.02	Indemnification by the Company and Members	31
8.03	Indemnification by each Member	32
8.04	Indemnification by Buyer	32
8.05	Limitations on Certain Claims for Indemnification	32
8.06	Termination of Indemnification	33
8.07	Procedures Relating to Indemnification	33
8.08	Treatment of Indemnity Payments	35
8.09	Materiality	35
8.10	Tax Matters	35

- ii

8.11	Further Assurances	36
8.12	Seller Representative	36
8.13	Non-Competition; Non-Solicitation	37
8.14	Liberty Name	38
8.15	Preservation of Books and Records; Cooperation	39
8.16	Risk of Loss	39

ARTICLE IX	DEFINITIONS	39
9.01	Definitions	40
9.02	Other Definitional Provisions	50

ARTICLE X	MISCELLANEOUS	51
10.01	Publicity	51
10.02	Expenses	52
10.03	Prevailing Party	52
10.04	Notices	52
10.05	Assignment	53
10.06	Severability	53
10.07	Amendment and Waiver	53
10.08	Complete Agreement	53
10.09	Joint Drafting	54
10.10	Counterparts	54
10.11	Governing Law	54
10.12	Jurisdiction of Disputes; Waiver of Jury Trial	54
10.13	No Third Party Beneficiaries	55
10.14	Conflict Between Transaction Documents	55
10.15	Remedies Cumulative	55
10.16	Effect of Investigation	55

- iii

EXHIBITS
Exhibit A        Form of Bill of Sale
Exhibit B        Form of Assignment and Assumption Agreement
Exhibit C            Form of Louisville Facility Lease

SCHEDULES
Schedule A        Ownership of Interests
Schedule 3.03        No Conflict
Schedule 3.05        Litigation
Schedule 4.01        Qualification
Schedule 4.03(b)    No Conflict; Consents
Schedule 4.05(a)    Financial Statements
Schedule 4.05(c)    Deficiencies and Weaknesses
Schedule 4.06        Absence of Certain Developments
Schedule 4.07(a)    Liens
Schedule 4.07(b)    Condition of Assets
Schedule 4.08        Real Property
Schedule 4.09        Inventory
Schedule 4.10        Tax Matters
Schedule 4.11        Material Contracts
Schedule 4.12        Intellectual Property
Schedule 4.13        Litigation
Schedule 4.14        Employee Benefit Plans
Schedule 4.16        Compliance with Laws
Schedule 4.16(d)    Compliance with Product Certifications
Schedule 4.16(e)    Permits
Schedule 4.17        Environmental Matters
Schedule 4.18        Affiliate Transactions
Schedule 4.19        Employment and Labor Matters
Schedule 4.20        Major Customers and Suppliers
Schedule 4.21(a)     Company Warranties and Rebates
Schedule 4.21(b)    Product Defects
Schedule 4.21(c)    Product Recalls
Schedule 6.01(a)    Conduct of the Business
Schedule 6.10(a)    Retained Employees
Schedule 9.01(a)    Equipment
Schedule 9.01(b)    Assumed Contracts
Schedule 9.01(c)    Excluded Assets
Schedule 9.01(d)    Excluded Contracts

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 13, 2013, by and among Liberty Plastics, LLC, a Kentucky limited liability company (the “Company”), each of the persons identified on the signature pages hereto as members of the Company (each, a “Member” and collectively, “Members”), Atkore Plastic Pipe Corporation, a Delaware corporation (“Buyer”), and the Seller Representative (as defined herein). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.
RECITALS
A.    Members collectively own all of the issued and outstanding Interests in the Company, as set forth opposite their respective names on the attached Schedule A. As a result, Members will receive a material benefit from the transactions contemplated by this Agreement.
B.    The Company owns and operates all of the Acquired Assets.
C.    Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, all of the Acquired Assets as a going concern, and Buyer desires to assume the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:
ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS
1.01    Purchase and Sale of Acquired Assets and Assumption of Assumed Liabilities; Excluded Liabilities.
(a)    Acquired Assets and Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) the Company shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Company, all of the Company’s right, title and interest in and to, the Acquired Assets, in each case free and clear of any and all Liens, in exchange for the payment of the Closing Payment to the Company at the Closing pursuant to Section 1.02(a), and (ii) Buyer shall assume, and agree to pay, perform and discharge when due, the Assumed Liabilities.
(b)    Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Buyer will not assume, or otherwise be responsible for, any liabilities or obligations of the Company, whether actual or contingent, direct or indirect, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement. The Company hereby acknowledges that the Company is retaining the Excluded Liabilities, and the Company agrees to pay, perform, fulfill and discharge all of the Excluded Liabilities promptly as and when due. Without limiting the generality of the foregoing, neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or discharge any liabilities, obligations or commitments of the Company, Members or any of their respective Affiliates relating to or arising out of any of the Excluded Liabilities.
(c)    Excluded Assets. The parties acknowledge and agree that the Excluded Assets are being retained by the Company and Members. Within ten (10) Business Days after the Closing Date, the Members shall, at their sole cost and expense, remove all Excluded Assets from the facilities of the Company without unreasonably interfering with the normal operations of the business of the Company or Buyer and shall repair, and indemnify the Buyer Indemnified Parties from, any damage or injury to the premises or other Losses related to such removal. Such removal activities shall be coordinated through the plant manager of such facilities.
1.02    Calculation of Closing Payments; Purchase Price. The purchase price for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets and the other obligations of the Company and Members under this Agreement shall be an amount equal to $2,500,000 (the “Base Purchase Price”), subject to adjustment as provided herein (as so adjusted, the “Purchase Price”). On the terms and subject to the conditions of this Agreement, the Purchase Price shall be payable as provided in Sections 1.02(a) and 1.02(b) as follows:
(a)    Closing Payment to the Company. At the Closing, Buyer shall pay to the Company in accordance with the Closing Payment Calculation Statement, by wire transfer of immediately available funds to the accounts specified in the Closing Payment Calculation Statement, an aggregate amount (the “Closing Payment”) equal to:
(i)    the Base Purchase Price;
(ii)    minus the outstanding amount of Indebtedness as of the Closing; and
(iii)    plus the Acquired Inventory Amount, the aggregate value of which at a standard cost shall not exceed $1,500,000.
For purposes of Sections 1.02(a) and 1.02(b), as applicable, the amount of Acquired Inventory and outstanding Indebtedness shall be as set forth in the Closing Payment Calculation Statement as provided herein.
(b)    Payment of Indebtedness. At the Closing, Buyer shall pay on behalf of the Company all Indebtedness set forth in the Closing Payment Calculation Statement by wire transfer of immediately available funds in accordance with, and to the accounts specified pursuant to, the Payoff Letters and the Closing Payment Calculation Statement.
(c)    Closing Payment Calculation Statement. Prior to the Closing, the Company and the Seller Representative shall prepare and deliver to Buyer a correct and complete statement, in a form satisfactory to Buyer (the “Closing Payment Calculation Statement”), setting forth (i) the aggregate amount of the outstanding Indebtedness as of the Closing Date, together with pay-off letters (the “Payoff Letters”), in a form satisfactory to Buyer, from each Person to which any Indebtedness is owed (the “Company Creditors”), which shall indicate that the applicable Company

Creditor has agreed to unconditionally release all Liens in respect of such Indebtedness relating to the Company and its assets and properties upon receipt of the amounts indicated in such Payoff Letters, (ii) a detailed list and description of the Acquired Inventory, the aggregate value of which shall not exceed $1,500,000 as determined in accordance with this Agreement and a calculation of the Acquired Inventory Amount and (iii) the wire instructions for the payment of all amounts reflected in the Closing Payment Calculation Statement. Buyer shall have the right to review the Closing Payment Calculation Statement and object thereto, and the Company and the Seller Representative, on the one hand, and Buyer, on the other hand, shall cooperate in good faith to resolve any such objections prior to the Closing and update the Closing Payment Calculation Statement accordingly.
1.03    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayer Brown LLP, at 71 South Wacker Drive, Chicago, Illinois, at 10:00 a.m. (Central Time) on the fifth (5th) Business Day following the day upon which all of the conditions to Closing set forth in Articles II have been satisfied or waived as provided herein (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or written waiver as provided herein of such conditions) or such other date as is mutually agreed upon in writing by Buyer and the Seller Representative. The Closing shall be deemed to have taken place at, and shall be effective as of, 11:59 p.m. (local time in the applicable time zone where the premises subject to the Louisville Facility Lease is located) on the Closing Date. If the Closing occurs, all transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently unless otherwise expressly agreed by Buyer and the Seller Representative to the contrary.
1.04    Tax Withholding. Buyer shall be entitled to deduct and withhold from any payments under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law (the “Applicable Tax Withholding”), if any. To the extent amounts are so withheld and paid over to the appropriate Governmental Body, Buyer shall be treated as having paid such withheld amounts to the Person(s) entitled thereto pursuant to this Agreement.
1.05    Allocation and Payment.
(a)    Within ninety (90) days after the Closing Date, Buyer shall deliver to the Seller Representative a schedule allocating the Purchase Price and any other amounts treated as consideration for applicable Tax purposes among the Acquired Assets in accordance with section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”). Buyer shall consider in good faith such reasonable comments to the Allocation Schedule as are provided in writing by the Seller Representative to Buyer within ten (10) days after receipt of the Allocation Schedule. The Allocation Schedule shall be final and binding on the parties. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes. Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulations section 1.1060-1(c). All payments made to the Seller Representative shall be deemed made to the Company as between Buyer, on the one hand, and the Company, the Seller Representative and the Members, on the other hand, and Buyer shall have no responsibility or liability as a result of the failure of the Seller

Representative to pay any such amount to the Company or any Member or the allocation of such payments among such Persons.
1.06    Assignability and Consents. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Asset that by its terms or by Law is non-assignable without the consent of a third party (including any Governmental Body) or is cancelable by a third party in the event of an assignment (a “Non-Assignable Asset”), unless and until consent from such third party shall have been obtained. With respect to all Non-Assignable Assets, the Members and the Company shall use their respective commercially reasonable efforts to cooperate with Buyer at its request following the Closing Date in endeavoring to obtain such consents. Subject to the foregoing, Buyer, Members and the Company shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required under the Assumed Contracts. To the extent permitted by applicable Law and the terms of the Non-Assignable Assets, in the event that consents to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, as of and from the Closing Date, by the Company for the benefit and detriment of Buyer, and the covenants and obligations thereunder shall be performed by Buyer at its expense and in the Company’s name, and all benefits and obligations existing thereunder shall be for Buyer’s account (and the Company shall promptly pay over to Buyer all money received by it under such Non-Assignable Assets in respect of periods after the Closing Date). As of and from the Closing Date, the Company authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of the Company under the Non-Assignable Assets.
ARTICLE II

CONDITIONS TO CLOSING
2.01    Conditions to All Parties’ Obligations. The obligations of the Company and Buyer to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Law, mutual written waiver by Buyer and the Seller Representative) of the following condition as of the Closing: except for any pending action or proceeding directly or indirectly initiated by the party asserting its right not to consummate the transactions contemplated by this Agreement, no action or proceeding before any court or Governmental Body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.
2.02    Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, written waiver by Buyer) of the following additional conditions as of the Closing:
(a)    Accuracy of Representations and Warranties. (i) The representations and warranties made by the Members and the Company in this Agreement and in their Ancillary Documents that are not qualified by materiality (or words of similar import) shall be true and correct in all material respects on and as of the date hereof and the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties made by the Members and the Company in this Agreement and in their Ancillary Documents that are so qualified shall be true and correct in all respects on and as of the date hereof and the Closing Date as though made on and as of the Closing Date.
(b)    Compliance with Agreements and Covenants. Each of the Company, Members and the Seller Representative shall have performed all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c)    No Material Adverse Effect. No event shall have occurred or circumstance shall have come into effect that, in the judgment of the Buyer, has had or is likely to have a Material Adverse Effect.
(d)    Consents and Approvals. Buyer shall have received written evidence in a form satisfactory to Buyer that all consents and approvals set forth in any Section of this Agreement or the Schedules to this Agreement have been obtained and remain in full force and effect.
(e)    Release of Liens. Any and all Liens on the Acquired Assets, shall have been terminated and released pursuant to documentation in a form satisfactory to Buyer.
(f)    Closing Payment Statement. The Closing Payment Calculation Statement, in a form satisfactory to Buyer, shall have been prepared in accordance with Section 1.02(c) and previously delivered by the Seller Representative to Buyer.
(g)    Environmental Condition. If Buyer shall have given an Environmental Condition Notice, the Environmental Conditions shall have been completely resolved and implemented to Buyer’s satisfaction.
(h)    Board and Shareholder Approvals. The Board and Shareholder Approvals shall have been obtained.
(i)    Lender Consents. All Lender Consents shall have been obtained.
(j)    Deliveries. Buyer shall have received all of the agreements, documents and items set forth in Section 2.04(a).
2.03    Conditions to the Company’s Obligations. The obligation of the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, written waiver by the Seller Representative) of the following conditions as of the Closing:
(a)    Accuracy of Representations and Warranties. (i) The representations and warranties made by Buyer contained in this Agreement and in its Ancillary Documents that are not qualified by materiality (or words of similar import) shall be true and correct in all material respects on and as of the date hereof and the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties made by Buyer contained in this Agreement and in its Ancillary Documents and in its Ancillary Documents that are so qualified shall be true and correct in all respects on and as of the date hereof and the Closing Date as though made on and as of the Closing Date.
(b)    Compliance with Agreements and Covenants. Buyer shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    Deliveries. Buyer shall have delivered all of the agreements, documents and items set forth in Section 2.04(b).
2.04    Deliveries.
(b)    By the Company and Members. At the Closing, the Company and Members, as applicable, shall deliver to Buyer (or such other Person indicated below) each of the following:
(i)    the Acquired Assets;
(ii)    a certificate, in a form satisfactory to Buyer, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying as to compliance with Sections 2.02(a) and 2.02(b);
(iii)    a bill of sale in the form attached hereto as Exhibit A (“Bill of Sale”), conveying the tangible Acquired Assets to Buyer, duly executed by the Company;
(iv)    an assignment and assumption agreement in the form attached hereto as Exhibit B (“Assignment and Assumption Agreement”), transferring the intangible Acquired Assets to Buyer and effectuating the assumption of the Assumed Liabilities by Buyer, duly executed by the Company;
(v)    a certificate from the Company of its non-foreign status, in the form provided in Treasury Regulation section 1.1445-2(b)(2)(iv), issued pursuant to and in compliance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the Company is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2);
(vi)    good standing certificate or certificate of existence (or equivalent document) and articles of organization for the Company from the Secretary of State of the State of Kentucky, certified by the Secretary of State of the State of Kentucky, in each case dated within ten (10) days prior to the Closing Date;
(vii)    a copy of the Louisville Facility Lease duly executed by all parties thereto (other than Buyer);
(viii)    a certificate, in a form satisfactory to Buyer, of an officer of the Company dated as of the Closing Date and certifying, as applicable, (A) correct and complete copies of the resolutions of (i) the Members and (ii) the managers, in each case approving and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (B) a correct and complete copy of the articles of organization of the Company and (C) a correct and complete copy of the limited liability company operating agreement of the Company, in each case as amended through the Closing Date (together with an incumbency and signature certificate regarding the officer(s) signing each such certificate);
(ix)    the Intellectual Property Assignments;
(x)    a transition agreement in a form satisfactory to Buyer, relating to transitional payroll, benefits and other employee related matters (the “Transition Agreement”), duly executed by the Company;
(xi)    written evidence in a form satisfactory to Buyer that each of the Affiliate Transactions required to be terminated in accordance with Section 6.08 has been terminated effective at or prior to the Closing;
(xii)    written evidence in a form satisfactory to Buyer that any and all Liens on the Acquired Assets, shall have been terminated and released;
(xiii)    copies of all consents and approvals set forth in any Section of this Agreement or the Schedules to this Agreement or required to be set forth in the Schedules to this Agreement;
(xiv)    written evidence in a form satisfactory to Buyer that the Company has made the Change of Control Payments; and
(xv)    such other documents and instruments as may be required by any other provision of this Agreement or any Ancillary Document or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
(c)    By Buyer. At the Closing, Buyer shall deliver to the Seller Representative or to such other Person, as applicable, each of the following:
(i)    a certificate of Buyer, in a form satisfactory to the Seller Representative, dated as of the Closing Date, signed by an officer of Buyer, certifying as to compliance with Sections 2.03(a) and 2.03(b);
(ii)    a copy of the Bill of Sale, duly executed by Buyer;
(iii)    a copy of the Assignment and Assumption Agreement, duly executed by Buyer;
(iv)    a copy of the Louisville Facility Lease duly executed by Buyer;
(v)    a copy of the Transition Agreement, duly executed by Buyer;
(vi)    a certificate, in a form satisfactory to the Seller Representative, of an officer of Buyer dated as of the Closing Date and certifying correct and complete copies of the resolutions, consents or other documents evidencing the Board and Shareholder Approvals (together with an incumbency and signature certificate regarding the officer signing each such certificate);
(vii)    to the Company, the Closing Payment payable to the Company at and as of the Closing pursuant to Section 1.02(a);
(viii)    to each of the Company Creditors, the applicable portion of the Indebtedness payable to such Company Creditor at and as of the Closing Date as reflected in the Closing Payment Calculation Statement, pursuant to Section 1.02(b); and
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
Each Member represents and warrants to Buyer as follows:
3.01    Organization and Power. Such Member has the requisite power, authority and capacity necessary to enter into this Agreement and its Ancillary Documents and perform its obligations hereunder and thereunder.
3.02    Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and its Ancillary Documents by such Member and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of such Member, and no other proceedings on such Member’s part are necessary to authorize the execution, delivery or performance of this Agreement or any of its Ancillary Documents. This Agreement constitutes (and each of its Ancillary Documents when executed and delivered will constitute) a valid and binding obligation of such Member, enforceable in accordance with its terms.
3.03    No Conflict. Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement and its Ancillary Documents by such Member and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation, acceleration or termination of, result in the creation of any Lien upon any assets or properties of such Member under, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under any indenture, mortgage, lease, loan agreement or other agreement, permit, instrument or other Contract to which such Member is a party or to which its assets or properties is bound, or any Law, statute, rule or regulation or order, judgment, decree or Permit to which such Member is subject or to which its assets or properties is bound.
3.04    Ownership. Such Member is the sole legal, record and beneficial owner of, and has good and valid title to, the Interests set forth on Schedule A opposite such Member’s name free and clear of all Liens other than applicable federal and state securities Law transfer restrictions. None of such Member’s Interests has been transferred, pledged, hypothecated, sold, assigned or transferred in violation of applicable Law. Such Member is not married to, or a legally recognized spouse or domestic partner of any other legal, record or beneficial owner of any ownership interest in the Company. Such Member does not have any contractual or other legal right to 50% or more of the profits of the Company, or to 50% or more of the assets of the Company upon the dissolution of the Company. None of the Members is an “Ultimate Parent Entity” within the meaning of Section 801.1(a)(3) of the HSR Rules (16 CFR § 801(a)(3) of the Company. Other than the Interests set forth on Schedule A opposite such Member’s name, such Member does not own, legally, beneficially or of record any other voting securities, whether debt, equity or otherwise, of the Company. No Member owns or holds any interest in or to any of the Acquired Assets or any other asset or property used or held for use in the business of the Company.
3.05    Litigation. Except as set forth on Schedule 3.05, there is no Action pending or, to such Member’s Knowledge, threatened seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Documents. Such Member is not a party to, or subject to or bound by any order, injunction, judgment or decree that would prevent the execution, delivery or performance by such Member of this Agreement and the Ancillary Documents, and there are no unsatisfied judgments against such Member or such Member’s Interests. There is no Action pending or, to the Knowledge of such Member, threatened against such Member with respect to the business conducted by the Company.
3.06    Brokers. Neither such Member nor any of his or her representatives has employed or made any agreement with any investment banker, broker, finder or similar agent or any other Person that will result in any obligation of the Company, the Buyer or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Members and the Company, jointly and severally, represent and warrant to Buyer as follows:
4.01    Organization and Power. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Kentucky. The Company has full power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as now conducted. The Company is qualified to do business in the jurisdictions set forth on Schedule 4.01. The Company has previously delivered to Buyer correct and complete copies of its articles of organization and limited liability company operating agreement as in effect as of the date hereof and as of the Closing Date. The Company has no sales in any jurisdiction other than the United States. All of the Company’s business activities are conducted entirely within the United States.
4.02    Subsidiaries. The Company does not have, nor has the Company ever had, any Subsidiaries or owns or holds, or has ever owned or held, any partnership interest or joint venture interest.

4.03    Authorization; Valid and Binding Agreement; No Conflict.
(a)    The execution, delivery and performance of this Agreement and the Ancillary Documents by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other proceedings by the Company or its equity holders is necessary to authorize the execution, delivery or performance of this Agreement or any of their Ancillary Documents. This Agreement has been, and the Ancillary Documents will have been as of the Closing, duly executed and delivered by the Company. This Agreement constitutes (and each of its Ancillary Documents will constitute when executed and delivered) valid and binding obligations of the Company, enforceable in accordance with the terms thereof.
(b)    Except as set forth on Schedule 4.03(b), the execution, delivery and performance of this Agreement and each of the Ancillary Documents by the Company, and the consummation of the transactions contemplated hereby and thereby, do not conflict with or result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation, acceleration or termination of, result in the creation of any Lien upon any assets or properties of the Company under, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under, the provisions of the Company’s articles of organization or limited liability company operating agreement or under any indenture, mortgage, lease, loan agreement or other agreement, permit, instrument or other Contract to which the Company is a party or to which its assets or properties is bound, or any Law, statute, rule or regulation or order, judgment, decree or Permit to which the Company is subject or to which any of its assets or properties is bound.
4.04    Capitalization. The Interests constitute all of the issued and outstanding limited liability company interests, profit interests or other equity interests or securities of the Company.
4.05    Financial Statements.
(a)    Attached as Schedule 4.05(a) are correct and complete copies of: (i) the unaudited balance sheet of the Company as of July 31, 2013 (the “Latest Balance Sheet”) and (ii) the unaudited balance sheet and the related statements of income, changes in members’ equity and cash flows for the fiscal year ended December 31, 2012 (all such financial statements referred to in clauses (i) and (ii), collectively the “Financial Statements”). Except as set forth on Schedule 4.05(a), the Financial Statements have been prepared in accordance with GAAP, are in accordance with the books and records of the Company and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from ordinary year-end adjustments, in each case of clauses (x) and (y) that would not, individually or in the aggregate, be material to the Company).
(b)    the Company does not have any Liability, except for (i) liabilities reflected on the face of the Latest Balance Sheet and (ii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, misappropriation or violation of or Liability under any Law). The Company does not have any Liability for any Liability of the Excluded Companies.
(c)    The Company maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, which involves management or other employees who have a significant role in respect of internal control over financial reporting, are adequately and promptly disclosed to the managers and members of the Company. Except as set forth on Schedule 4.05(c), there has been no significant deficiency or material weakness of the nature described in clause (v) of this Section 4.05(c) that has been reported to the managers or members of the Company.
4.06    Absence of Certain Developments. Since January 1, 2013, (x) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect and (y) the Company has not conducted its business other than in the ordinary course of business consistent with past practices, except as set forth on Schedule 4.06. Without limiting the generality of the foregoing, except as set forth on Schedule 4.06, since January 1, 2013, the Company has not:
(a)    amended or modified its articles of organization or limited liability company operating agreement;
(b)    subjected any material portion of its properties or assets to any Lien;
(c)    sold, assigned, licensed, leased, transferred or otherwise disposed of any material portion of its tangible assets, except for sales of finished goods or inventory in the ordinary course of business consistent with past practices;
(d)    sold, assigned, licensed or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets or Intellectual Property;
(e)    made or granted any bonus or any compensation or salary increase to any current (or former) employee whose annual base salary is (or was at the time of his or her termination) in excess of $75,000 (except for annual salary increases in connection with annual performance reviews in the ordinary course of business consistent with past practice which do not exceed 5% of such employee’s previous base salary before such increase), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement, retention, change in control, bonus or deferred compensation agreement or employment contract;
(f)    entered into any Material Contract other than those listed on Schedule 4.11 or accelerated, terminated, modified, canceled or waived any material right with respect to any Material Contract;
(g)    made any election pursuant to Treasury Regulation Section 301.7701-3(c) (or any analogous provision of state or local income Tax Law);
(h)    experienced any damage, destruction or loss (whether or not covered by insurance) involving individually or in the aggregate at least $25,000 of its assets or properties;
(i)    made any capital expenditure or series of related capital expenditures, or entered into any commitment for capital expenditures or series of related capital expenditures involving more than $25,000 individually, or more than $50,000 in the aggregate;
(j)    incurred, assumed or guaranteed any Indebtedness;
(k)    canceled or compromised any debt or claim or waived or released any material right of the Company;
(l)    incurred any obligation or entered into any Contract which either (i) required a payment of in excess of $50,000 or (ii) has a term that requires performance over a period in excess of one year;
(m)    merged, consolidated or made any capital investment into or with any other Person or acquired or combined with (by merger, consolidation, acquisition of securities or assets or otherwise) any corporation, partnership or other business organization or division or any material assets of any other Person or adopted any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;
(n)    commenced or entered into any settlement or release with respect to any Action;
(o)    made any change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law;
(p)    made any sale or other disposition of any of the assets reflected in the Financial Statements, except for sales of inventory or disposition of damaged or obsolete assets in the ordinary course of business consistent with past practices;
(q)    made any acquisition or purchase or disposition of any material assets, business or any product line; or
(r)    committed to do any of the foregoing.

4.07    Title to Properties; Condition and Sufficiency of Assets.
(a)    Except for the Liens set forth on Schedule 4.07(a)(i) (all of which will be discharged at or prior to the Closing), the Company has good and valid title to, or holds pursuant to valid and enforceable leases, all of the personal property owned or leased by it (including the Acquired Assets), free and clear of all Liens, and except for sales of inventory in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet. Except as set forth on Schedule 4.07(a)(ii), no employee of the Company, Member or any Affiliate of the Company or any Member has any interest in any assets or property held or used by the Company.
(b)    The Acquired Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, necessary for the continued operation of the business of the Company as currently conducted. Except as set forth on Schedule 4.07(b), the tangible personal property, buildings, structures, improvements and fixtures of the Company are, to the Knowledge of the Company and Members, in good repair and good operating condition, routine maintenance and ordinary wear and tear excepted, and are suitable for use in the business of the Company as currently conducted.
4.08    Real Property.
(a)    Except as set forth on Schedule 4.08, the Company does not own, nor has it ever owned, any real property.
(b)    The Company is not, and to the Knowledge of the Company and Members, has not at any time been, a party to, bound by, or subject to any written or oral lease, sublease, rental or occupancy agreement, license, installment or conditional sale agreement, or other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property, whether as lessor, lessee or a party in any other capacity.
(c)    All facilities owned or leased by the Company have received all required Permits, including those relating to zoning, development, building, occupancy, and business approvals, that are necessary for the Company’s present and intended use of the facilities and premises.
4.09    Inventory. All raw materials, work in process, finished goods and other inventory of the Company (collectively, the “Inventory”) is of merchantable quality, is not obsolete and is usable and saleable in the ordinary course of business, and none of such items are held on assignment or consignment, subject to adequate reserves reflected in accordance with GAAP on the Latest Balance Sheet. The Inventory is fairly and accurately reflected on the Latest Balance Sheet, subject to the reserves reflected on the face of the Latest Balance Sheet. Since the date of the Latest Balance Sheet, there has not been a material change in the level of Inventory, other than changes in the ordinary course of business consistent with the past practices. The Inventory as of the Closing Date will not include obsolete materials or materials below standard quality.
4.10    Tax Matters. Except as set forth on Schedule 4.10:

(a)    The Company has timely filed all material Tax Returns that are required to be filed by the Company, and such Tax Returns are complete and accurate in all respects. The Company has paid all material Taxes due and owing. All material Taxes which the Company is obligated to withhold by Law, including from amounts owing to or allocable to any owner (including Members), employee, creditor or third party, have been duly withheld or collected and, to the extent required have been paid over to the proper Governmental Body and the Company has complied in all material respects with all Tax Laws relating to the payment, withholding, reporting and recordkeeping with respect to such Taxes.
(b)    There is no dispute or claim concerning any Tax Liability of the Company claimed or raised by any Governmental Body of which the Company has received written notice. There is no pending or, to the Knowledge of the Company and Members, threatened Action by any Governmental Body with respect to the assessment or collection of Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.
(c)    The Company is not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b)(2) and Section 1445(f)(3) of the Code.
(d)    There are no Tax Liens upon any assets of the Company.
(e)    No claim has ever been made or threatened by any Tax authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to Taxes imposed by that jurisdiction in relation to the Acquired Assets, nor, to the Knowledge of the Company and Members, is there any factual basis for any such claim.
4.11    Contracts and Commitments. Schedule 4.11 sets forth a correct and complete list of all the Contracts of the following types to which the Company is a party or by which it is bound, or to which any of its assets or properties is subject:
(i)    collective bargaining agreement or other Contract with any labor union or any bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(ii)    Contract for the employment or retention of any officer, independent contractor, individual employee or other person on a full-time or consulting basis, including any Contract with any officer, employee or independent contractor with respect to change of control, retention bonus, severance or similar benefits;
(iii)    any bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(iv)    agreement or indenture or similar Contract relating to the borrowing of money or to mortgaging, pledging or other Indebtedness or otherwise placing a Lien on any material portion of the Company’s assets;

(v)    lease or agreement or similar Contract under which it is lessor or lessee of any personal property for which the annual rental exceeds $50,000;
(vi)    Contract or group of related Contracts with the same party (or Affiliates thereof that are known to be Affiliates of such party by the Company) for the purchase or sale of products or services, under which the undelivered balance of such products or services has a selling price in excess of $50,000;
(vii)    any Contract relating to sales agency, sales representative, distribution arrangements, buying group or similar contracts;
(viii)    any commodities future, derivative or similar Contract;
(ix)    any covenant not to compete or similar Contract limiting the ability of the Company or any of its employees, officers or managers to engage in any line of business or to compete with any Person in any respect, including with respect to any Contract purporting to limit in any way the geographic scope of the conduct of the business of the Company, or any of its employees, officers or managers;
(x)    Contracts providing “most favored” pricing or any exclusive rights with respect to the manufacturing, sale, sales representative or distribution of the products of the Company or the purchase of raw materials or products from third parties;
(xi)    any contract for the purchase of any fixed asset for a price in excess of $25,000;
(xii)    any Contract for the sale or transfer of any of the assets or properties of the Company other than sales of finished goods inventory in the ordinary course of business;
(xiii)    Contracts involving any joint venture, partnership, strategic alliance, co-marketing, sharing of profits or losses or similar arrangement;
(xiv)    Contracts relating to any acquisition by the Company of any operating business or material portion of the assets or properties of any Person or any capital stock or other equity interest of any other Person;
(xv)    Contracts containing licenses granted by the Company to any Intellectual Property and licenses granted to the Company to the intellectual property of any other Person (excluding readily available, off-the-shelf software requiring aggregate payments of less than $50,000);
(xvi)    any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or the Company is granted the authority to act for or on behalf of any Person;
(xvii)    any Contract that requires the payment of royalties, commissions, finders’ fees or similar payments;

(xviii)    any Contract with any Governmental Body;
(xix)    any contract for the disposition of any portion of the assets or business of the Company (other than sales of inventory in the ordinary course of business consistent with past practice) or any contract for the acquisition of the assets or business of any other business (other than purchases of inventory or components in the ordinary course of business) or any capital stock or other equity interest of any other Person or any contract relating to any merger, consolidation or reorganization of the Company with any other Person;
(xx)    any Contract with any Major Customer or Major Supplier; and
(xxi)    any other Contract that (A) provides for future payments by the Company in excess of $50,000 per annum, (B) is not terminable by the Company upon notice of thirty (30) calendar days or less without penalty or (C) is otherwise material to the Company.
The Company is not in breach or default (nor would be with or without notice or lapse of time, or both) under any Contract listed or summarized on the Schedule 4.11 or required to be listed or summarized on such schedule (each, a “Material Contract” and, collectively, the “Material Contracts”) and, to the Knowledge of the Company and Members, the other party to each of the Material Contracts is not in breach or default (nor would be with or without notice or lapse of time, or both) thereunder. Each of the Material Contracts is in full force and effect and constitutes the valid and binding obligation of the Company and, to the Knowledge of the Company and Members, the other party(ies) thereto in accordance with its terms. The Company has not repudiated any Material Contract or given or received any written or, to the Knowledge of the Company and Members, oral notice that any party intends to terminate any Material Contract, and to the Knowledge of the Company and Members, no party to any Material Contract intends to terminate or not renew any such Material Contract. The Company has previously delivered to Buyer correct and complete copies of all Material Contracts, together with all material amendments, waivers or other changes thereto.
4.12    Intellectual Property.
(a)    Schedule 4.12 sets forth a correct and complete list of the following categories of Intellectual Property owned by the Company: (i) all registered, applied for and unregistered trademarks; (ii) all issued and applied for patents; (iii) all registered and applied for copyrights; (iv) all internet domain names; and (v) all material software.
(b)    Schedule 4.12 sets forth a correct and complete list of: (i) all material licenses, sublicenses, consents or other Contracts pursuant to which the Company is licensed or otherwise granted rights in or permitted to use any Intellectual Property owned by a third party in the business of the Company, and (ii) all licenses, sublicenses, consents or other Contracts pursuant to which the Company has licensed to any third party any Intellectual Property. Except pursuant to the licenses listed on Schedule 4.12, the Company has no obligation to compensate any third party for the use of any Intellectual Property. None of the Members or their respective Affiliates (other than the Company) owns or has any right to use any of the Intellectual Property.

(c)    The Company exclusively owns, licenses, or otherwise has a valid right to use the Intellectual Property used in the business free and clear of any Liens. Each of the Company’s current or former employees, officers, managers, agents, consultants, contractors or the like who have contributed to or participated in the creation or development of any Intellectual Property owned by or purported to be owned by the Company (1) has executed an assignment or an agreement to assign in favor of the Company all right, title and interest in and to such material; or (2) with respect to agents, consultants, independent contractors or the like, is, or at the time of such contribution or participation was, a party to a binding “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein. No past, present or future royalties or other fees are or will be payable to any current or former employee, officer, manager, equity holder, consultant or independent contractor with respect to any Intellectual Property used in the business.
(d)    The Company has taken all reasonable steps to protect and preserve its rights in all material confidential information and all trade secrets that comprise any part of the Intellectual Property owned by or licensed to the Company and to protect and preserve all confidential information or trade secrets provided by any third party to the Company that the Company is obligated to keep confidential, including by maintaining commercially reasonable security programs and privacy policies. To the Knowledge of the Company and Members, there has been no unauthorized disclosure or use of material confidential information owned by the Company or any other Person by any employee, officer, manager, contractor or the like within the scope of their relationship with the Company.
(e)    Except as set forth on Schedule 4.12, neither the conduct of the business of the Company as currently conducted nor the use or exploitation of any of its Intellectual Property infringes, misappropriates, violates or dilutes any rights of any Person. Without limiting the foregoing, there is no settlement, forbearance to sue, consent, order, judgment, injunction or award (whether temporary, preliminary or permanent) of any Governmental Body that limits the Company’s rights to use or practice any Intellectual Property, and none of the Intellectual Property owned by the Company has been declared invalid, unenforceable or been limited by any official body. There is no pending or, to the Knowledge of the Company and Members, threatened, Action, and there has been no such Action in the preceding three (3) year period: (i) challenging the validity or enforceability of any of the Intellectual Property owned by or licensed to the Company or contesting the Company’s rights with respect to such Intellectual Property, or (ii) asserting that any use or exploitation by the Company of any Intellectual Property, or the conduct of the business of the Company as currently conducted, infringed upon, misappropriated, diluted or violated or currently infringes upon, misappropriates, dilutes or violates the rights of any Person. To the Knowledge of the Company and Members, no basis for any of the foregoing exists. To the Knowledge of the Company and Members, except as set forth on Schedule 4.12, no Person is infringing, misappropriating or violating any Intellectual Property rights of the Company. Except as set forth in Schedule 4.12, all of the Material Contracts relating to sales, sales agency, distribution or similar arrangements are terminable by the Company without penalty upon thirty (30) days’ notice or less without penalty and without any further obligation of the Company to make any further commission or other payments thereunder.

4.13    Litigation. Except as set forth on Schedule 4.13, there are no Actions pending now, to the Knowledge of the Company and Members, threatened against the Company or its assets or properties (or against any of its managers, officers or employees in their capacities as such), at law or in equity, or before or by any Governmental Body. The Company is not subject to any outstanding order, injunction, judgment or decree. The Company is not a party to any settlement or other agreement in respect of any Action under which there is any further Liability of the Company. There is no Action pending or, to the Knowledge of the Company and Members, threatened, which, if determined adversely to the Company would be, individually or in the aggregate, material to the Company or would have an adverse effect on the ability of the Members or the Company to consummate the transactions contemplated by this Agreement.
4.14    Employee Benefit Plans. Schedule 4.14 sets forth a correct and complete list of all “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “welfare plans” (as defined under Section 3(1) of ERISA), employment or consulting agreements, or any other equity or equity-based, severance, retention, change in control, fringe benefit, bonus, vacation pay, incentive, retirement or deferred compensation or other employee benefit plan, program, policy, agreement or arrangement (whether written or oral), in any case that the Company sponsors, is a party to, contributes to, participates in or has a commitment to create or with respect to which the Company has any liability or contingent liability and in which employees of the Company are eligible to participate (collectively, the “Plans”). With respect to each Plan, the Company has made available to Buyer a correct and complete copy thereof, including to the extent applicable (i) the current trust agreement or other funding instrument, (ii) the most recent favorable determination letter from the Internal Revenue Service, (iii) the most recent summary plan description and (iv) the most recent Form 5500 and attached schedules. None of the Plans is subject to Title IV of ERISA, and none of the Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA). All Plans comply in form with all requirements of applicable law and have been administered in all respects in accordance with their terms and with all applicable requirements of law.
4.15    [Intentionally Omitted].
4.16    Compliance with Laws. Except as set forth on Schedule 4.16:
(a)    The Company is in compliance in all material respects with all applicable Laws, including with respect to extending credit, credit checks, charging and collecting interest, and collections of accounts. Prior to the date hereof, the Company has not received any written notice of or been charged with any violation of any such Laws, and no material condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation under any such Law.
(b)    Without limiting the generality of Section 4.16(a), during the period ending on the Closing Date, the Company has not received written notice that it is or may be in violation of the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 through 78ff), or any Laws relating to export controls (including the Export Administration Regulations set forth in volume 15 of the Code of Federal Regulations (the “CFR”), or the International Traffic in Arms Regulations set forth in volume 22 of the CFR), trade embargoes (including the regulations administered by the Office of Foreign Assets Control, U.S. Department of Treasury and set forth in volume 31 of the CFR), or antiboycott compliance (including the regulations set forth at Part 760 of volume 15 of the CFR and the Laws set forth at Section 999 of the Code) and Members have no Knowledge of any such violation during such period.
(c)    During the period ending on the Closing Date, the Company has not exported any materials or products to, and the Company has not imported any materials or products from, any country outside of the United States.
(d)    Except as set forth on Schedule 4.16(d), the Company is, and for the period prior to and including the Closing Date has been, in compliance in all material respects with all Product Certifications applicable to the products of the Company. Except as set forth on Schedule 4.16(d), all products sold by the Company have been manufactured to the same specifications as those products that have been randomly tested, and all of such randomly tested products have passed all applicable tests and met all applicable product standards, all as provided under applicable Law or otherwise promulgated by any Governmental Body. The manufacturing practices of the Company comply in all material respects with all applicable Laws and regulations.
(e)    The Company has obtained and possesses all material Permits necessary for the lawful operation of its business as currently conducted, and Schedule 4.16(e) lists all such Permits. The Company is in compliance in all material respects with all such Permits, and such Permits are in full force and effect. The Company has previously made available to Buyer correct and complete copies of such Permits.
4.17    Environmental Matters. Except as set forth on Schedule 4.17:
(a)    To the Knowledge of the Company and Members, the Company is, and has been, in compliance with all Environmental Laws, and any past noncompliance has been fully satisfied and resolved.
(b)    To the Knowledge of the Company and Members, the Company holds and is, and has been, in compliance with all Permits required under Environmental Law to operate at any real property owned, leased, occupied or used by the Company (“Company Real Property”), and to carry on the business of the Company as currently conducted.
(c)    The Company has not received any written notice, nor, to the Knowledge of the Company and Members, prior to the date hereof, has the Company been threatened, regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, penalties, attorney fees under Environmental Laws.
(d)    There is no pending or, to the Knowledge of the Company and Members, threatened Action arising under any Environmental Laws against the Company or its Affiliates.
(e)    The Company is not bound by, or subject to, any agreement or order requiring it to indemnify or hold any Person harmless against or otherwise bear, in whole or part, any costs,

damages, expenses, claims, Liabilities, or other amounts with respect to any Release of Hazardous Substances.
(f)    To the Knowledge of the Company and Members, no Release of any Hazardous Substance (i) is occurring at, from or to any Company Real Property, or (ii) has occurred at, from or to any Company Real Property during any period in which the Company has owned, leased, occupied or used such Company Real Property, or at any time prior such period, in each case so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, penalties or attorney fees under CERCLA or any other Environmental Laws.
(g)    To the Knowledge of the Company and Members, no property currently or formerly owned, occupied, used or leased by the Company, or at which the Company previously transported, disposed, or arranged for the transportation or disposal of Hazardous Substances, is currently listed or proposed for listing on the National Priorities List or any analogous state or foreign list.
(h)    To the Knowledge of the Company and Members, neither the Company nor its Affiliates have installed or allowed to exist at any property currently or formerly owned, occupied, used or leased by the Company any of the following: (i) underground storage tanks (active or abandoned), (ii) asbestos‑containing material, (iii) materials or equipment containing PCB, (iv) landfills, surface impoundments, or disposal areas, (v) toxic mold, (vi) groundwater monitoring wells, potable drinking water wells, production water wells, or petroleum wells.
(i)    To the Knowledge of the Company and Members, there has been no exposure of any Person or property to any Hazardous Substances at any property currently or formerly owned, occupied, used or leased by the Company, or in connection with the operations of the Company, that could reasonably be expected to form the basis of a claim for damages or compensation or other Liability of the Company.
(j)    The Company has previously made available to Buyer correct and complete copies of all environmental reports, assessments, audits and permits within its possession or control concerning any property currently or formerly owned, leased, used or operated by the Company.
4.18    Affiliate Transactions. Except as set forth on the Schedule 4.18, no officer, director, manager, employee, equity holder or other legal, record or beneficial owner of the Company, or any of its Affiliates or any parent, spouse, domestic partner, child or sibling by blood, marriage or adoption of any of the foregoing Persons (other than the Company) or any trust or entity (other than the Company) in which any of the foregoing Persons has a direct or indirect interest (including as an officer, director, manager, member, shareholder, or equity holder, other than as an owner of less than an aggregate of one percent (1%) of the outstanding shares of any class of capital stock of any publicly traded company), is a party to, or has been a party to since January 1, 2012, any agreement, Contract, commitment or transaction with the Company relating to the Acquired Assets or has any direct or indirect interest in any of the Acquired Assets. The agreements, Contracts, commitments or other transactions set forth or required to be set forth on Schedule 4.18 are hereinafter referred to as the “Affiliate Transactions.”

4.19    Employment and Labor Matters. Except as set forth on Schedule 4.19:
(a)    The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, work stoppage, walkout, slowdown, hand billing, picketing other “concerted action” or other collective bargaining dispute involving any of the employees. No National Labor Relations Board unfair labor practice charge (or litigation alleging such claim) has been filed or threatened or is presently pending relating to an employee.
(b)    There are no material disputes pending or, to the Knowledge of the Company and Members, threatened between the Company and any of its employees. The Company has complied and is in compliance in all material respects with all federal, state and local Laws relating to labor and employment practices, including all Laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, immigration, and equal employment opportunity and are not engaged in any unfair labor or unlawful employment practice.
(c)    There is no written or oral Contract between the Company and any vendor providing leased or temporary employees. The Company is in material compliance with all Laws regarding Tax and benefits treatment applicable to independent contractors, consultants, temporary and leased employees.
(d)    The Company has not taken any action with respect to the transactions contemplated hereby that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Relocation Notification (WARN) Act or could otherwise trigger any notice requirement or Liability under any local or state plant closing notice Law.
(e)    There are no current union representation questions involving employees of the Company. To the Knowledge of the Company and Members, (i) no representation election petition has been filed by any employee or is pending with the NLRB and (ii) no union organizing campaign involving or affecting any employee has occurred, is in progress or is threatened against the Company.
4.20    Customers and Suppliers. Schedule 4.20 contains a list of the (i) top ten (10) customers (by net revenue) (the “Major Customers”) of the Company for the twelve (12) month period ended August 31, 2013 and (ii) the top ten (10) suppliers (by dollar value of purchases by the Company) (the “Major Suppliers”) of the Company during such period. Since January 1, 2012, (i) the Company has not received any written (or, to the Knowledge of the Company and Members, oral) notice that any Major Customer or Major Supplier will materially reduce in the aggregate its purchases from or sales to, as applicable, the Company and (ii) the Company has not received any notification that any Major Customer or Major Supplier will cease doing business with the Company.
4.21    Product Liability; Product Warranty and Rebates; Product Recalls.

(a)    Attached on Schedule 4.21(a) are correct and complete copies of all standard or extended product warranties of the Company and all customer rebate program terms and conditions of the Company currently in effect (the “Company Warranties and Rebates”). There are no warranties or rebate programs of the Company that deviate from the Company Warranties and Rebates. Schedule 4.21(a) sets forth correct and complete warranty claims and rebate reports. Adequate reserves for all Company Warranties and Rebates have been recorded in accordance with GAAP on the Financial Statements.
(b)    Except as set forth on the Schedule 4.21(b), there have been no Actions pending or, to the Knowledge of the Company and Members, threatened against the Company relating to alleged defects in the products manufactured, distributed, sold, delivered or provided by the Company, or the failure of any such products to meet the warranty specifications or contractual commitments applicable thereto.
(c)    Except as set forth on the Schedule 4.21(c), there are no pending, or to the Knowledge of the Company and Members, threatened recalls for the products of the Company. Except as set forth on Schedule 4.21(c), there have been no product recalls or market withdrawals or post-sale warnings involving any product manufactured, distributed or sold by or on behalf of the Company and, to the Knowledge of the Company and Members, no facts or circumstances exist that could reasonably be expected to result in such actions with respect to its current product pipeline which, individually or in the aggregate, would be material to the Company.
4.22    Brokers. Neither the Company nor any of its Affiliates or representatives has employed or made any agreement with any investment banker, broker, finder or similar agent or any other Person that will result in any obligation of the Company, the Buyer or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
4.23    Accounts Receivable. The accounts receivable reflected in the Financial Statements have been recorded in accordance with GAAP, consistently applied, and are subject only to the allowance for doubtful accounts reflected in the Financial Statements, which amount is adequate and has been determined consistently with GAAP as applied in the Financial Statements. All such accounts receivables represent actual indebtedness or other obligations incurred by the applicable account debtors and were valid and existing as of the date thereof, and such receivables reflect (or will reflect, as applicable) payment rights held by the Company arising from bona fide transactions with unrelated parties in the ordinary course of business of the Company consistent with past practices. To the Knowledge of the Company and Members, as of the date of this Agreement, there are no disputes or other facts or circumstances that could reasonably be expected to result in any material increase in the uncollectability or delinquency in payment of any receivables held by or owed to the Company.
4.24    Accuracy of Statements. To the Knowledge of the Company and Members, neither this Agreement nor any schedule or certificate furnished or to be furnished by or on behalf of the Members or the Company to Buyer or any representative or Affiliate of Buyer in connection with this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Members and the Company as follows:
5.01    Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and full power and authority to enter into this Agreement and perform its obligations hereunder.
5.02    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer subject only to obtaining the Board and Shareholder Approvals and Lender Consents, and no other proceedings by Buyer or its shareholders are necessary to authorize the execution, delivery or performance of this Agreement other than the Board and Shareholder Approvals and Lender Consents. This Agreement constitutes, subject only to obtaining the Board and Shareholder Approvals and Lender Consents, a valid and binding obligation of Buyer, enforceable in accordance with its terms.
5.03    No Conflict. The execution, delivery and performance of this Agreement and its Ancillary Documents by Buyer and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation, acceleration or termination of, result in the creation of any Lien upon any assets or properties of Buyer under, any indenture, mortgage, lease, loan agreement or other agreement, instrument or other Contract to which Buyer is a party or to which its assets or properties is bound, or any Law, statute, rule or regulation or order, judgment, decree or Permit to which Buyer is subject or to which its assets or properties is bound, other than the Board and Shareholder Approvals and Lender Consents.
5.04    Consents, etc. Subject only to obtaining the Board and Shareholder Approvals and Lender Consents, Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and no other consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to submit or obtain the same would not have a material adverse effect on Buyer’s ability to consummate the transaction contemplated by this Agreement.
5.05    Brokers. Neither Buyer nor any of its Affiliates or representatives has employed or made any agreement with any investment banker, broker, finder or similar agent or any other Person that will result in any obligation of Members to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS
6.01    Conduct of the Business.
(c)    From the date hereof until the Closing Date, except as set forth on Schedule 6.01(a), the Company shall, and Members shall cause the Company to, (i) operate only in the ordinary course of business consistent with past practice, (ii) preserve intact the current business organization and personnel of the Company, (iii) preserve the good will and advantageous relationships of the Company with customers, suppliers, employees and other Persons material to the operation of its business and (iv) not permit any action or omission which would cause any of the representations or warranties of Members or the Company contained herein to become inaccurate or any of the covenants of any Member or the Company to be breached.
(d)    Without limiting the generality of Section 6.01(a), from the date hereof until the Closing Date, except as otherwise expressly provided for by this Agreement or consented to in writing by Buyer, the Company shall not, and the Members shall not permit the Company to:
(i)    take any action or suffer to exist any event or circumstance of the type which, if taken or suffered prior to the date hereof, would have been required to be disclosed on Schedule 4.06;
(ii)    fail to maintain in full force and effect the current policies of insurance of the Company, subject only to variations required by the ordinary course of business;
(iii)    change or modify in any material respect the existing credit, collection and payment policies, procedures and practices of the Company with respect to accounts receivable and accounts payable, respectively, including acceleration of collection of receivables, or failure to pay or delay in payment of payables;
(iv)    enter into, adopt, amend or terminate any bonus, severance, retention, profit sharing or other benefit plan or program or any arrangement that would be a Plan if such action were taken;
(v)    enter into, adopt, amend or terminate any employment contract with respect to, or make or grant any compensation or salary increase to, any current or former employees, officers or managers of the Company;
(vi)    incur any obligation or enter into any Contract which requires a payment in excess of $50,000 or has a term that requires performance over a period in excess of one year;
(vii)    enter into, amend, modify, cancel or terminate any Material Contract;

(viii)    sell, assign, license, lease, transfer or otherwise dispose of any Acquired Asset, except for sales of finished goods or inventory in the ordinary course of business consistent with past practices; or
(ix)    authorize or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.
6.02    Access to Books and Records; Due Diligence. From the date hereof until the Closing Date, Members and the Company shall (a) give Buyer and Buyer’s Representatives full access to all of the facilities, properties, books, records, information and Contracts of the Company and (b) make the officers, managers and employees and representatives of the Company available to Buyer and its Representatives as Buyer and its Representatives shall from time to time reasonably request. Without limiting the foregoing, Members and the Company agree (i) to furnish Buyer and its Representatives with any and all information which Buyer or its Representatives determine necessary or desirable in order to complete Buyer’s business, financial, functional, regulatory and legal due diligence, including tax, employee benefits and arrangements, environmental matters, pending and threatened litigation, warranty history, supply chain and intellectual property, of the Company and its assets, Liabilities, operations and prospects and (ii) that Buyer and its Representatives shall be permitted to conduct environmental investigations and testing with respect to the Company’s facilities and leased real property.
6.03    Notices and Consents.
(d)    Subject to Sections 6.03(b) through (d), Buyer, Members and the Company shall each use their commercially reasonable efforts to obtain all consents and approvals, and to file or otherwise deliver all notices, required to consummate the transactions contemplated hereby, including the consents and approvals referred to in the Schedules to this Agreement.
(e)    Each of Buyer, the Seller Representative and the Company shall, within ten (10) Business Days after the date hereof, make or cause to be made all filings and submissions under any other Laws applicable to them and their Affiliates for the consummation of the transactions contemplated herein. Each of Buyer, the Seller Representative and the Company shall: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Body, (iii) not participate in any meeting or have any communication with any such Governmental Body unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Body, gives the other the opportunity to attend and participate therein, and (iv) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body. Notwithstanding the foregoing, this Section 6.03(b) shall not apply to Tax matters involving any Governmental Body.

(f)    Each of Buyer, Members and the Company agrees to use commercially reasonable efforts to eliminate any impediments under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties to close the transactions contemplated hereby; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be required to prosecute, maintain or defend any Action or effect or commit to effect, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of any of its assets or businesses (including the Acquired Assets after Closing) in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding.
(g)    Buyer shall keep the Company and the Seller Representative apprised of the status of all filings and submissions referred to in Section 6.03(b) above, including promptly furnishing the Company and the Seller Representative with copies of notices or other communications received by Buyer in connection therewith.
6.04    Conditions. The parties shall use commercially reasonable efforts to cause the conditions set forth in Article II to be satisfied (but in no event shall any party be required to waive any condition), and, subject to Section 1.03, to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article II (other than those to be satisfied at the Closing); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be required to prosecute, maintain or defend any Action or effect or commit to effect, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of any of its assets or businesses (including the Company after Closing) in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding.
6.05    Exclusivity. Prior to the Closing, the Members and the Company shall not, and shall cause their respective directors, managers, officers, employees, representatives, agents or Affiliates or Representatives not to, directly or indirectly, solicit, initiate, encourage, respond favorably to, or condone inquiries or proposals from, or provide any non-public or confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its Representatives) concerning (i) any merger, amalgamation, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Company or any division of the Company, (ii) any purchase or other acquisition by any Person of the Interests or Acquired Assets or (iii) any sale or issuance by the Company of any membership interests, profit interests or any other securities of any kind. The Members and the Company shall promptly (but in any event within one (1) Business Day) advise Buyer of, and communicate to Buyer the terms and conditions of (and the identity of the Person making), any such inquiry or proposal.
6.06    Notification. From the date hereof until the Closing Date, as promptly as practicable following the discovery thereof, Members and the Company shall disclose to Buyer in writing any development, fact or circumstance arising after the date hereof causing a breach of any of the representations and warranties contained in Article III or Article IV and of any breach of the covenants in this Agreement made by the Company or any Member, including any Environmental

Liability or potential Environmental Liability. Should any such developments, facts or circumstances require any change to the disclosure schedules in order for the representations and warranties contained in Article III or Article IV to be true as of and on the Closing Date, the Seller Representative shall promptly deliver or cause to be delivered to Buyer a supplement to the disclosure schedule specifying such change(s) (each such supplement, a “Schedule Supplement”). No information or Schedule Supplement provided to Buyer pursuant to this Section 6.06 shall be deemed to cure any breach of any representation or warranty or covenant or agreement contained in this Agreement or have any effect for purposes of the indemnification obligations of the Company or Members or the conditions to Closing set forth in Article II or Buyer’s ability to terminate the Agreement pursuant to Article VII.
6.07    Interim Financial Statements. The Company shall provide to Buyer as soon as practical after the end of each calendar month prior to the Closing Date financial statements for the Company as regularly prepared by the management of the Company in the ordinary course of business and any audited financial statements as and when issued by the Company.
6.08    Affiliate Transactions. Members and the Company shall (and shall cause their respective Affiliates to) terminate each of the agreements, Contracts, commitments and transactions listed (or required to be listed) on Schedule 4.18 effective at or prior to the Closing, without any cost to, payment by or Liability of the Company, except for such Contracts and transactions which are marked with an asterisk thereon or otherwise designated in writing by Buyer.
6.09    Environmental Conditions. If during the period prior to the Closing, Buyer or its Representatives discovers or otherwise becomes aware of any Environmental Liability or potential Environmental Liability of the Company (including its predecessors) (“Environmental Conditions”), whether discovered as a result of environmental investigations or testing, information disclosed to Buyer or its Representatives by the Company, the Excluded Companies or their respective Affiliates and Representatives or otherwise, Buyer shall have the right to notify the Seller Representative of such matter (an “Environmental Condition Notice”). Upon Buyer giving an Environmental Condition Notice, Buyer, Members and the Company shall consider in good faith the Environmental Conditions and the Buyer, the Company and Members shall make a good faith effort to resolve the Environmental Conditions and in the event that the Environmental Conditions are not resolved to the satisfaction of the Buyer, Buyer may terminate this Agreement in accordance with Article VII.
6.10    Employee Matters. Subject in all respects to the Transition Agreement:
(f)    On or prior to the Closing Date and effective as of the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to all employees of the Company (other than the employees set forth on Schedule 6.10(a) (the “Retained Employees”)) on terms and conditions of employment, including cash compensation, bonuses, and employee benefits as determined in the sole discretion of Buyer, but subject to Section 6.10(c). The employees who accept Buyer’s offers of employment shall commence employment with Buyer effective as of the Closing Date and are herein collectively referred to as the “Transferred Employees.”

(g)    The Company and its Affiliates shall be solely liable for any severance, separation, change of control, retention, bonus, deferred compensation, accrued vacation or similar benefits that are payable to any employee in connection with or as a result of the transactions contemplated by this Agreement, all of which, for the avoidance of doubt, shall constitute Excluded Liabilities hereunder and shall be paid and discharged when due solely by the Company and its Affiliates.
(h)    With respect to any employee or employee benefit plan, program or arrangement maintained by Buyer or its Affiliates (including any severance plan or vacation policy), for all eligibility and vesting purposes (but not benefit accrual), a Transferred Employee’s service with the Company prior to Closing shall be treated as service with Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(i)    All Transferred Employees shall cease to participate in the Plans for periods from and after the Closing.
(j)    Nothing in this Section 6.10 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee or Transferred Employee, any participant in any benefit plan or program or any dependent or beneficiary thereof, or any right to continued employment with the Company, Buyer or any of its Affiliates. Nothing in this Section 6.10 shall constitute an amendment to any Plan or any other plan or arrangement covering employees or Transferred Employees. The Company, Buyer and their respective Affiliates shall cooperate with each other and shall provide each other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.10.
6.11    Intellectual Property Assignments. Effective as of the Closing, each Member and any other Person who may have contributed to the Intellectual Property of the Company shall assign to the Company all of his, her or its respective right, title and interest in and to all Intellectual Property developed, made, invented or acquired by such Person, if any, from the activities of such Person (whether as an equity holder, manager, director, officer, employee, consultant or otherwise) relating to the Company prior to the Closing, and each such Person shall execute and deliver to the Buyer all assignments or other documents or instruments reasonably requested by the Buyer in order to effectuate such assignments (the “Intellectual Property Assignments”).
6.12    Confidentiality. The parties acknowledge and agree that, prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Effective upon the Closing, the obligations under the Confidentiality Agreement shall automatically terminate without any action required by any party or their respective Affiliates. After the Closing, the Company and each Member shall, and shall cause each of his, her or its Affiliates to, maintain all non-public or confidential information relating to the Acquired Assets or Buyer or its Affiliates or their respective operations in strict confidence and not disclose to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (i) any information which becomes publicly available after the Closing Date through no fault of the Company, any Member or any of his, her or its Affiliates, (ii) any information which after the Closing is legitimately received by the Company, any Member or any of his, her or its Affiliates from a third party (provided such third party is not known by the Company, any Member or any of his, her or its Affiliates to be bound by an obligation of secrecy) and (iii) any disclosure required by Law or any Governmental Body, so long as notice of such disclosure is given to Buyer prior to making such disclosure and the Company and Members cooperate with Buyer as Buyer may reasonably request to resist such disclosure. Nothing in this Agreement or the Confidentiality Agreement shall prevent (i) Buyer or its Affiliates from making any filings or disclosures required by Law (including any applicable securities Laws), its bond indentures or the rules of any stock exchange or publicly issuing a press release, in each case, with respect to this Agreement or its contents or the transactions contemplated hereby (the contents of which shall be determined by Buyer and its Affiliates in their sole discretion) or (ii) any party enforcing its rights under this Agreement.
6.13    Bulk Transfer Laws. The parties hereby waive the requirements of any applicable bulk sales law provisions in jurisdictions in which the Acquired Assets are situated or which may otherwise be applicable to the transactions contemplated by this Agreement.
6.14    Transfer of Permits. To the extent that any Permits are transferable by the Company to Buyer, the Company as transferor, and Buyer, as transferee, will as soon as practicable on or after the Closing Date execute and file with the appropriate Governmental Body, application for approval of the transfer of each of such Permits to the reasonable satisfaction of Buyer. The Company agrees to use its best efforts as soon as practicable after the Closing to assist Buyer, in obtaining all Permits necessary for the operation by Buyer of the business currently conduct by the Company following the Closing Date, including taking all reasonably necessary steps to relinquish the Permits held by the Company.
6.15    Transition Matters. For a period of thirty (30) days from and after the Closing Date, the Company shall, and shall cause its applicable Affiliates to, keep all systems of the Company (including information technology, financial, Enterprise Resource Planning (ER) and other systems) (collectively, the “Systems”) operational in the ordinary course of business consistent with past practices of the Company, provide Buyer and its Affiliates access to and use of such Systems and  cooperate with Buyer and its Affiliates in order to ensure an orderly transition from the Systems to the applicable systems of Buyer and its Affiliates as directed by Buyer.
ARTICLE VII

TERMINATION
7.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Buyer and the Seller Representative;
(b)    by the Seller Representative or Buyer after the Outside Date, if the Closing shall not have taken place on or before October 31, 2013 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to (i) the Seller Representative if the failure of the Seller Representative, any Member or the Company to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the

Closing to occur on or before the Outside Date or (ii) Buyer if the failure of Buyer to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before the Outside Date;
(c)    by Buyer, if there shall have been a material breach of any covenant, obligation, representation or warranty of the Company, the Seller Representative or any Member hereunder, and in the case of a breach of covenant or obligation only, such breach shall not have been remedied within ten (10) Business Days after receipt by the Seller Representative of a notice in writing from Buyer specifying the breach and requesting such breach be remedied;
(d)    by the Seller Representative, if there shall have been a material breach of any covenant, obligation, representation or warranty of Buyer hereunder, and in the case of a breach of covenant or obligation only, such breach shall not have been remedied within ten (10) Business Days after receipt by Buyer of notice in writing from the Seller Representative specifying the breach and requesting such breach be remedied;
(e)    by either Buyer or the Seller Representative, if a court of competent jurisdiction or Governmental Body shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(f)    by Buyer, if Buyer or its Representatives discovers or otherwise becomes aware of any material misrepresentation or omissions with respect to any representation, warranty or covenant of Members or the Company set forth in this Agreement or in respect of the information provided in (A) the management presentations given by the Company to Buyer, (B) any plant visits conducted by Buyer, or (C) the due diligence process and investigations of Buyer and its Representatives;
(g)    by Buyer, at any time after the seventh (7th) day following the giving of an Environmental Condition Notice, if the Environmental Conditions are not resolved to the satisfaction of the Buyer within such seven day period;
(h)    by Buyer, if any event shall have occurred or circumstance shall have come into effect that, in the reasonable judgment of the Buyer, has had or is reasonably likely to have a Material Adverse Effect; or
(i)    by Buyer, if the Company refuses to, or otherwise indicates it will not, sell for any reason its Acquired Assets to Buyer under this Agreement.
7.02    Effect of Termination.
(h)    In the event of the termination of this Agreement by either Buyer or the Seller Representative as provided in Section 7.01, the provisions of this Agreement shall immediately become void and of no further force or effect (other than this Section 7.02 and Article X which shall survive the termination of this Agreement in accordance with their terms), and there shall be no Liability on the part of any of Buyer, the Company, the Members or the Seller Representative

pursuant to this Agreement, except that no such termination shall relieve any party from Liability for fraud, intentional misrepresentation or any intentional breach of this Agreement prior to such termination.
ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS
8.01    Survival. The representations and warranties contained in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date; provided, that (a) (i) the representations and warranties of the Members and the Company set forth in Sections 3.01 (Organization and Power), 3.02 (Execution and Delivery; Valid and Binding Agreement), 3.03 (No Conflict), 3.04 (Ownership), 3.06 (Brokers), 4.01 (Organization and Power), 4.02 (Subsidiaries), 4.03 (Authorization; Valid and Binding Agreement; No Conflict), 4.07(a) (Title to Properties) and 4.22 (Brokers) and (ii) the representations and warranties of Buyer set forth in Sections 5.01 (Organization and Power), 5.02 (Authorization; Valid and Binding Agreement), 5.03 (No Conflict) and 5.05 (Brokers), shall, in each case of the foregoing clauses (i) and (ii), survive the Closing and continue in full force and effect indefinitely thereafter, (b) the representations and warranties set forth in Section 4.10 (Taxes) shall survive the Closing and continue in full force and effect until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the matters set forth therein and (c) the representations and warranties set forth in Sections 4.14 (Employee Benefit Plans) and 4.17 (Environmental Matters) shall survive the Closing and continue in full force and effect until the date that is three (3) years after the Closing Date (the representations and warranties described in clauses (a), (b) and (c) of this Section 8.01 are referred to herein collectively as the “Fundamental Representations”). The covenants and agreements contained in this Agreement shall survive the Closing indefinitely unless a shorter period of time is specified therein.
8.02    Indemnification by the Company and Members. Each of the Company and Members, jointly and severally, agrees to indemnify each of the Buyer Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
(s)    any breach of or any inaccuracy in any representation or warranty made by the Company, the Members or the Seller Representative in this Agreement or any Ancillary Document (except to the extent expressly provided in Section 8.03(a)), in each case on and as of the date hereof or on and as of the Closing Date as if made anew as of the Closing Date (except to the extent any such representation or warranty relates to an earlier date (in which case as of such earlier date));
(t)    any breach of or failure by the Company, the Seller Representative or any Member to perform any covenant or obligation of the Company, the Seller Representative or any Member set forth or contemplated in this Agreement or any Ancillary Document (except to the extent expressly provided in Section 8.03(b));
(u)    the Excluded Assets; and

(v)    the Excluded Liabilities.
8.03    Indemnification by each Member. Each Member, severally and not jointly, agrees to indemnify each of the Buyer Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
(c)    any breach of or any inaccuracy in any representation or warranty made by such Member in Article III; or
(d)    any breach of or failure by such Member to perform any covenant or obligation of such Member set forth in Section 8.13.
8.04    Indemnification by Buyer. After the Closing, Buyer agrees to indemnify each of the Members and the Company against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
(d)    any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement or any Ancillary Document, in each case on and as of the date hereof or on and as of the Closing Date as if made anew as of the Closing Date (except to the extent any such representation or warranty relates to an earlier date (in which case as of such earlier date));
(e)    any breach of or failure by Buyer to perform any covenant or obligation of Buyer set forth in this Agreement or any Ancillary Document; and
(f)    the Assumed Liabilities.
8.05    Limitations on Certain Claims for Indemnification.
(a)    Threshold. The Company and Members shall not have any Liability pursuant to Section 8.02(a) or 8.03(a) (other than with respect to any breach of or inaccuracy any of the Fundamental Representations) unless and until the aggregate amount of all Losses incurred or suffered by the Buyer Indemnified Parties exceeds $125,000 (the “Threshold Amount”), but in the event such Losses exceed the Threshold Amount, the Company and Members shall be liable and responsible to the Buyer Indemnified Parties for all amounts in excess of $62,500 (subject to Section 8.05(b).
(b)    Cap. In no event shall the Company and Members’ aggregate Liability pursuant to Sections 8.02(a) and 8.03(a) for Losses incurred or suffered by the Buyer Indemnified Parties, or Buyer’s aggregate Liability pursuant to Section 8.04(a) for Losses incurred or suffered by the Company or Members (other than in each case with respect to any breach of or inaccuracy in any of the Fundamental Representations), exceed $250,000.
(c)    Claims Based on Fraud or Intentional Misrepresentation. Notwithstanding anything contained herein or otherwise to the contrary, nothing herein shall be deemed to limit any party’s rights to recover any and all Losses incurred or suffered by it relating to or arising out of or in connection with fraud, intentional misrepresentation or any intentional breach of this Agreement, it being understood and agreed that the right to recover such Losses shall survive forever.
8.06    Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty shall terminate on the applicable survival termination date (as set forth in Section 8.01), unless an Indemnified Person shall have made a claim for indemnification pursuant to Section 8.07, subject to the terms and conditions of this Article VIII, prior to such termination date, as applicable, by delivering a written notice (stating in reasonable detail the basis for any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Person. If an Indemnified Person has made a claim for indemnification pursuant to Section 8.07 prior to such termination date, then such claim, if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 8.01, but shall remain in effect until fully resolved.
8.07    Procedures Relating to Indemnification.
(b)    Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim (or the commencement of any suit, action or proceeding) of the type described in Section 8.07(b) or Section 8.10(e), the Indemnified Person shall give notice to the Indemnifying Person of such claim; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) calendar days after receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person and the Indemnifying Person shall promptly pay to the Indemnified Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 8.02, 8.03, or 8.04), and no later objection by the Indemnifying Person shall be permitted. If within such thirty (30) day period the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person and the Indemnifying Person shall promptly pay to the Indemnified Person the lesser amount, without prejudice to the Indemnified Person’s claim for the difference.
(c)    Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim (or the commencement of any suit, action or proceeding) by any unaffiliated Person not a party hereto (other than by a Governmental Body with respect to Taxes, which shall be governed by Section 8.10(e)) in respect of which indemnity may be sought under this Agreement; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such claim, suit, action or proceeding and (ii) upon notice to the Indemnified Person and the Indemnifying Person’s delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section

8.02, 8.03 or 8.04 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss resulting therefrom, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (a) the Indemnifying Person shall provide written evidence reasonably satisfactory to the Indemnified Person demonstrating that the Indemnifying Person has a sufficient amount of financial resources to vigorously defend such matter, (b) the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person and (c) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding; provided, further, that the Indemnifying Person shall not have the right to assume the defense of any claim, suit, action or proceeding involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Person or that could otherwise have an adverse impact on the Buyer, its Affiliates or their businesses. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person’s counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.
(d)    Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.07(b) shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent and the Indemnifying Person shall demonstrate that it has the financial resources to perform its obligations under any such settlement or compromise, as reasonably determined by the Indemnified Person prior to entry into such settlement or compromise, and (ii) the Indemnified Person shall not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.
(e)    Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

8.08    Treatment of Indemnity Payments. Any amounts payable under Sections 8.02, 8.03 or 8.04 shall be treated by Buyer and the Company as an adjustment to Purchase Price for all applicable financial and Tax purposes.
8.09    Materiality. For purposes of Sections 8.02, 8.03, 8.04 and 8.05, the representations and warranties herein shall be deemed to have been made without any qualifications as to materiality and, accordingly, for such purposes, all references therein to “material”, “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).
8.10    Tax Matters.
(a)    Responsibility for Filing Tax Returns. The Company shall prepare or cause to be prepared all Tax Returns with respect to the Acquired Assets for all periods ending on or prior to the Closing Date (the “Seller Tax Returns”). All such Seller Tax Returns shall be in a manner consistent with the past practice except as required by applicable Law.
(b)    Cooperation. The parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, any Tax audit other examination in connection with an administrative or judicial Action involving a Governmental Body relating to Taxes, and the enforcement of the provisions of this Section 8.10(b). Such cooperation shall include, including upon the Company’s reasonable request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information. Notwithstanding anything contained herein, Buyer shall not be required to disclose any Tax information or materials related to Buyer or any Affiliate of Buyer other than the Company that Buyer deems, in its sole discretion, to be confidential.
(c)    Transfer Taxes. The Company shall bear any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Company shall file any returns with respect to any Transfer Taxes. Buyer shall cooperate with the Seller Representative in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably requested by the Seller Representative and necessary to complete such returns.
(d)    Tax Proceedings.    After the Closing, Buyer shall promptly notify Seller Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Buyer with respect to the Acquired Assets (“Tax Proceeding”), notice of which is received by Buyer and that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for payment of Taxes by the Company under this Agreement. After the Closing, Seller Representative shall promptly notify Buyer in writing of any Tax Proceeding relating to the Acquired Assets, notice of which is received by the Company or Seller Representative.

(e)    Taxes for any Straddle Period attributable to the Pre-Closing Tax Period shall be calculated as though the relevant taxable period terminated as of the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits, payroll or expenditures or similar items, the amount of such Tax attributable to the Pre-Closing Tax Period shall be equal to the amount of Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the total number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period. All Tax Returns for Straddle Period Taxes shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the Company unless otherwise required by Law.
8.11    Further Assurances. From time to time after the Closing, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including to vest fully Buyer with title to the Acquired Assets. Without limiting the foregoing, the Company and Members agree to cooperate with Buyer and its Affiliates to enforce, for the account of the Company and Buyer, any rights under any confidentiality, inventors’ rights, non-compete and non-solicitation provisions contained in any agreements with current or former employees or members of the Company or its Affiliates.
8.12    Seller Representative.
(f)    Appointment. The Company and each of the Members hereby irrevocably authorizes and appoints Charles H. McCort as his, her or its true and lawful attorney and representative (the “Seller Representative”) with full power and authority to take any and all actions and execute any and all documents specified in this Agreement or any Ancillary Document as being within the authority of, or to be performed by, the Seller Representative. Charles H. McCort hereby accepts his appointment as the Seller Representative and agrees to perform all of the duties of the Seller Representative hereunder. If the Seller Representative shall die, become incapacitated or otherwise be unable or unwilling to act as the Seller Representative, the Members shall, by a majority vote, promptly appoint a successor Person to act as the Seller Representative.
(g)    Authority and Duties. The Company and each of the Members, by his, her or its execution of this Agreement, hereby authorizes and instructs the Seller Representative, and constitutes the Seller Representative as agent for and on behalf of such Person, (i) to give and receive any and all notices required to be given under this Agreement to or by the Seller Representative, (ii) to take any and all action in connection with the defense, payment or settlement of any claims to indemnify, hold harmless or reimburse any Buyer Indemnified Parties pursuant to Article VIII, (iii) to amend this Agreement and the Ancillary Documents (to the extent permitted by applicable Law) or waive any provision hereof or thereof, (iv) to take any and all actions reasonably necessary in connection with the matters set forth in Section 1.02, (v) to disburse any funds received hereunder to the Company, (vi) to take any and all additional action as is contemplated to be taken by the Seller Representative by the terms of this Agreement or the Ancillary Documents and (vii) to take any and all actions reasonably necessary or appropriate in the judgment of the Seller Representative for the accomplishment of any of the foregoing. Any decision or action by the Seller Representative hereunder shall constitute a decision or action of the Company and each of the Members and shall be final, binding and conclusive upon the Company and each Member. Neither the Company nor any Member shall have the right to object to, dissent from, protest or otherwise contest the same.
(h)    Reliance. Each Buyer Indemnified Party shall be entitled to conclusively rely on (i) the Seller Representative as the sole representative of the Company and Members with respect to the duties set forth in Section 8.12(b) and (ii) any decision or act of the Seller Representative required, permitted or contemplated to be taken by the Seller Representative hereunder. Each Buyer Indemnified Party is hereby relieved and released from any Liability to any Person for any acts done by any of them in accordance with any instructions, decisions or acts of the Seller Representative. Buyer shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document provided to it by or on behalf of the Seller Representative, and reasonably believed by Buyer to be genuine and to have been signed and presented by the proper Person or Persons.
8.13    Non-Competition; Non-Solicitation.
(k)    Non-Competition and Non-Solicitation. Each of the Company and Members agrees that from and after the date of this Agreement until four (4) years after the Closing Date (the “Non-Competition Period”), neither such Person nor any of his, her or its Affiliates will, directly or indirectly, anywhere in the United States:
(i)    engage in, or own, have any interest in, control, advise, manage, serve as a director, manager, officer or employee of, act as a consultant to, render services for, receive any economic benefit from or exert any influence upon, any Person that engages in, or is in competition with, the rigid PVC pipe, conduit and conduit fittings business as presently or previously conducted by the Company (a “Restricted Business”); provided, that the forgoing shall not prohibit any Member or any of his, her or its Affiliates from owning up to an aggregate of one percent (1%) of the outstanding shares of any class of capital stock of any publicly traded Restricted Business so long as neither such Member nor any of his, her or its Affiliates have any participation in the management of such Restricted Business; provided, further, that the foregoing shall not prohibit (x) any Member from performing any services on behalf of Buyer or its Affiliates in their capacity as a director, officer or employee of Buyer or its Affiliates; or (y) the current passive creditor relationship of one or more Members, as creditor, with Vassallo International Group Inc. (“Vassallo”), as debtor, with respect to such business located and conducted in Puerto Rico, provided that no further funds or any other financial assistance shall be provided or made available to Vassallo or its Affiliates and that no Member nor any of its Affiliates shall be involved in the management or operations of such business, whether as a director, officer, manager, consultant, advisor or otherwise;
(ii)    solicit, divert or attempt to solicit or divert any Person who is, was or was solicited to become, a customer or supplier of the Company at any time prior to the Closing Date;

(iii)    employ, solicit for employment or encourage to leave his or her employment, any individual who is at the time of, or was during the nine-month period prior to, such employment, solicitation or encouragement an officer or employee of the Buyer (or any successor Person into which the Buyer may be merged, amalgamated or consolidated) or any of its Affiliates;
(iv)    impair, or attempt to impair, any business relationship between any third party and Buyer (or any successor Person into which Buyer may be merged, amalgamated or consolidated) or any of its Affiliates; or
(v)    make any statement to any third party, including the press or media, likely to result in adverse publicity for Buyer (or any successor Person into which Buyer may be merged, amalgamated or consolidated) or any of its Affiliates.
(l)    Specific Performance. The Company and Members recognize and affirm that in the event of a breach or threatened by him, her or it of any of the provisions of this Section 8.13, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, the Company and Members agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company’s and Members’ obligations under this Section 8.13 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (including anticipatory, continuing or future) of the provisions of this Section 8.13. In the event of a breach or threatened breach by the Company or any Member of any of the provisions of this Section 8.13, the Non-Competition Period shall be extended as to such Person by a period equal to (i) the length of the breach of this Section 8.13 plus (ii) the length of any court proceedings necessary to stop such breach. If a bond is required to be posted in order for Buyer to secure an injunction, the parties agree that such bond need not exceed the sum of $1,000.
(m)    Severability. If at any time any of the provisions (or portions thereof) of this Section 8.13 shall be determined by a court or other body having competent jurisdiction over the matter to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Section 8.13 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions (or portions thereof) shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions as shall be determined to be reasonable and enforceable by a court or other body having jurisdiction over the matter, and the Company and each Member expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision (or portion thereof) had not been included herein.
(n)    No Limitation of Other Provisions. The provisions of this Section 8.13 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition or solicitation by the Company or any Member.
8.14    Liberty Name.  Subject to the terms and conditions set forth herein, the Company hereby grants to Buyer a sublicenseable, royalty-free right and license to use the names “Liberty,” “Liberty Plastics” or any variation thereof (collectively, the “Liberty Name”), in connection with the operation of the business conducted in connection with the operation of the Acquired Assets from and after Closing for a period ending on the date that is six (6) months after the Closing Date (the “License Period”).
8.15    Preservation of Books and Records; Cooperation.
(f)    For a period of seven (7) years after the Closing Date, the Company shall, and shall cause its Affiliates to, preserve and retain all corporate and company, accounting, legal, auditing and other books and records (including any documents relating to any Actions with respect to the Company) relating to the Company’s business on or prior to the Closing. Notwithstanding the foregoing, during such seven-year period, the Company may dispose of any such books and records that are offered in writing to, but not accepted by, Buyer within ninety (90) days after being so offered. If at any time after such seven-year period the Company or its Affiliates intend to dispose of any such books and records, the Company and its Affiliates shall not do so without first offering in writing such books and records to Buyer.
(g)    Without limitation of Sections 8.07(a) or 8.07(b), from and after the Closing, in the event and for so long as any party or any of its Affiliates is actively contesting or defending against any third party Actions in connection with (i) any transaction contemplated under this Agreement or any Ancillary Document or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on, prior to or after the Closing Date involving the Company, each party and their respective Affiliates shall cooperate with the other parties and their respective Affiliates and their legal counsel in such contest or defense, shall make available its personnel, and shall provide such testimony and access to its books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole cost and expense of the contesting or defending party. For the avoidance of doubt, this Section 8.15(c) shall not (i) apply to disputes or litigation among the Company or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand or (ii) entitle any party or any of its Affiliates to recover or be reimbursed for any overhead charges or other internal costs and expenses.
(h)    From and after the Closing, each party and their respective Affiliates shall cooperate with the other parties and their respective Affiliates and their legal counsel in connection with the preparation of such other party’s financial statements, and shall make available its personnel provide access to its books and records as shall be reasonably necessary in connection with the preparation thereof, all at the sole cost and expense of the requesting party.
8.16    Risk of Loss. Risk of loss for each of the Acquired Assets shall be borne by Seller until the Closing, or until the delivery of the Acquired Assets to Buyer, after which such time Buyer shall bear the risk of loss for each such Acquired Asset.
ARTICLE IX

DEFINITIONS
9.01    Definitions. For purposes of this Agreement (including the Exhibits and Schedules hereto), the following terms, when used herein, shall have the following meanings:

“Acquired Assets” means the Company’s rights, title and interest in and to all of the assets and rights used or held for use by the Company, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of the Company, including the following (in each case, other than the Excluded Assets):
(a)    all Intellectual Property used or held for use by the Company, including Intellectual Property used in connection with the design, development, manufacture, marketing and sale of products;
(b)    all equipment, machinery, computer hardware, fixtures, tooling and other tangible personal property of the Company, including the items set forth on Schedule 9.01(a), and including all leases and rental agreements in respect of any such personal property and fixtures, and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect thereto;
(c)    the Acquired Inventory, and any warranties received from suppliers and distributors relating thereto, and any related claims, credits, rights of recovery and setoffs;
(d)    all Contracts relating to the operation or conduct of the Company’s business, including all sale orders and other Contracts for the provision of goods or services to customers arising from the operation and conduct of the business conducted by the Company and all purchase orders and other Contracts for the purchase of goods or services which relate to operation of the business, in each case only to the extent set forth on Schedule 9.01(b) (collectively, the “Assumed Contracts”);
(e)    other than in respect of purchase orders (or line items thereof) that have been fulfilled prior to Closing, all trade accounts receivable and open customer purchase orders of the business conducted by the Company;
(f)    all books, records, files, data, reports, plans, mailing lists, customer lists, supplier lists, price lists, sales records, vendor data, marketing information and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures used or held for use in or having arisen from the operation or conduct of the Company’s business (including all discs, tapes and other media-storage data containing such information);
(g)    all claims, causes of action, lawsuits, judgments, demands, warranties and indemnities against third parties, in each case to the extent arising from or relating to the Acquired Assets;
(h)    all rights under any confidentiality, inventors’ rights, non-compete and non-solicitation provisions contained in any agreements with current or former employees, in each case to the extent made in favor of the Company and relating to the business conducted by the Company;

(i)    all goodwill associated with the Company’s business;
(j)    all websites and domain names, URLs and content relating thereto;
(k)    all telephone numbers;
(l)    all information technology, networks and software, and all licenses relating thereto used or held for use in the business conducted by the Company; and
(m)    all Permits.
“Acquired Inventory” means the Inventory sold, assigned, transferred, conveyed and delivered by the Company and acquired by Buyer on the Closing Date; provided, however, that in no event shall Buyer acquire Inventory with an aggregate value in excess of $1,500,000 as determined in accordance with this Agreement.
“Acquired Inventory Amount” means the aggregate value of the Acquired Inventory set forth on the Closing Payment Calculation Statement, as determined on a standard cost basis, which shall in no event exceed $1,500,000.
“Action” means any action, suit, proceeding, charge, claims, complaint, demand, inquiry, investigation, audit, hearing, arbitration, order or government charge.
“Affiliate” of any particular Person means any other Person who, directly or indirectly, controls, is controlled by or is under common control with such particular Person. For the purposes of this definition, “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For purposes of this Agreement, the Excluded Companies shall be deemed to be Affiliates of the Company and Members.
“Affiliate Transactions” has the meaning set forth in Section 4.18.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocation Schedule” has the meaning set forth in Section 1.05(b).
“Ancillary Documents” means the Louisville Facility Lease and each of the other documents and certificates to be delivered pursuant to this Agreement.
“Applicable Tax Withholding” has the meaning set forth in Section 1.04.
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.04(a)(iv).
“Assumed Contracts” has the meaning set forth in the definition of “Acquired Assets.”

“Assumed Liabilities” means each of the following Liabilities of the Company (but excluding any Excluded Liabilities): Liabilities required to be performed and which accrue after Closing under the Assumed Contracts, excluding any obligations and liabilities of the Company under such Contracts that are the result of the Company’s violation or breach of a Contract or breach of warranty, tort, infringement or violation of Law.
“Base Purchase Price” has the meaning set forth in Section 1.02.
“Bill of Sale” has the meaning set forth in Section 2.04(a)(iii).
“Board and Shareholder Approvals” means the required affirmative vote, approvals or consents of (a) Buyer, (b) CD&R Allied Holdings, L.P., a Cayman Islands limited partnership, (c) Tyco International Holdings S.A.R.L., a Luxembourg corporation, and (d) the board of directors of Atkore International Group, Inc., a Delaware corporation, and its relevant subsidiaries to approve this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, including seeking any Lender Consents.
“Business Days” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Chicago, Illinois generally are closed for business.
“Buyer” has the meaning set forth in the preamble of this Agreement.
“Buyer Credit Agreement” means that certain Credit Agreement, dated as of December 22, 2010, among Atkore International, Inc., the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto, UBS AG, Stamford Branch, as an issuing lender, as administrative agent for the Lenders thereunder and as collateral agent for the Secured Parties and the Issuing Lenders, Deutsche Bank AG New York Branch, as co-collateral agent and UBS Loan Finance LLC, as swingline lender, and any successor credit facility or refinancing, in each case as may be amended or replaced from time to time, together with all other documents, agreements and instruments executed in connection therewith or otherwise related thereto. For purposes of the definition of “Buyer Credit Agreement,” the terms “Subsidiary Borrowers,” “Secured Parties” and “Lenders” shall have the meanings assigned to them in the Buyer Credit Agreement.
“Buyer Indemnified Parties” shall mean Buyer and its Affiliates, and their respective Representatives and each of their respective successors and assigns; provided, that in no event shall the Company or any Member be deemed a Buyer Indemnified Party.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“CFR” has the meaning set forth in Section 4.16(b).
“Change of Control Payments” shall mean any Liability of the Company, whether or not contingent, for severance, change of control payments, stay bonuses, retention bonuses, transaction bonuses, success bonuses and other bonuses and similar Liabilities arising out of or relating to the execution of this Agreement or the consummation of the transactions contemplated hereby.
“Closing” has the meaning set forth in Section 1.03.
“Closing Date” shall mean the date on which the Closing occurs.
“Closing Payment” has the meaning set forth in Section 1.02(a).
“Closing Payment Calculation Statement” has the meaning set forth in Section 1.02(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble of this Agreement.
“Company Creditors” has the meaning set forth in Section 1.02(c).
“Company Real Property” has the meaning set forth in Section 4.17(b).
“Company Warranties and Rebates” has the meaning set forth in Section 4.21(a).
“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, effective as of January 30, 2013, by and between Buyer and the Company or its Affiliates.
“Contract” means, with respect to any Person, any guarantee of Indebtedness or credit agreement, note, bond, mortgage, lease, permit, concession, franchise, license, arrangement, undertaking, contract, commitment, obligation, indenture, deed of trust or other instrument, document or agreement (in each case whether written or oral) by which that Person, or any of its present or future properties or assets, is legally bound or subject.
“Environmental Condition” has the meaning set forth in Section 6.09.
“Environmental Condition Notice” has the meaning set forth in Section 6.09.
“Environmental Laws” means all federal, state, local, regional and foreign Laws, including statutes, regulations, ordinances, rules, directives, permits, licenses, orders, decrees and other provisions or common law having the force or effect of law, and all judicial and administrative orders and determinations that are binding upon the Company, concerning pollution or protection of the environment, public health and safety, worker health and safety, exposure to hazardous substances or materials, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, cleanup of, or exposure to any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date. By way of example and not limitation, the term “Environmental Laws” shall include (as may be amended from time to time prior to the Closing Date) the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water

Act, the Safe Drinking Water Act, the Atomic Energy Act, the Oil Pollution Act, the Endangered Species Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right to Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and all regulations under such statutes.
“Environmental Liability” means any and all Actions, Liabilities and Losses, including all losses, obligations, commitments, responsibilities, fines, penalties and sanctions, costs (including investigative, monitoring, containment, disposal and remediation costs, court costs and other costs of administrative or judicial proceedings), judgments, awards or damages and third-party claims, in each case arising under or with respect to any Environmental Laws.
“ERISA” has the meaning set forth in Section 4.14(a).
“Excluded Assets” means the following assets of the Company:
(a)    all rights of the Company under this Agreement or any Ancillary Agreement;
(b)    minute books, membership interest ledgers and company seals of the Company;
(c)    the Excluded Contracts;
(d)    human resources and other employee related files and records that relate to employees other than Transferred Employees or are otherwise not transferrable under applicable Law;
(e)    all Plans, and the assets thereof;
(f)    all Cash on Hand;
(g)    all Inventory other than the Acquired Inventory in an amount not to exceed $1,500,000;
(h)    subject to Section 8.14, all rights and interests in the Liberty Name; and
(i)    the assets, properties and rights set forth on Schedule 9.01(c).
“Excluded Companies” means Carroll Rentals, LLC, Florida Rentals, LLC and Milford Rentals, LLC and any other Person that is an Affiliate of the Company or any of its Members.
“Excluded Contracts” means the Contracts set forth on Schedule 9.01(d) and any other Contract that is not expressly deemed an Acquired Asset hereunder.
“Excluded Liabilities” means all Liabilities of the Members or the Company other than matters expressly identified as Assumed Liabilities, including all Liabilities and Actions arising out of or otherwise relating to: (i) any Indebtedness of the Company that is not fully discharged at the Closing pursuant to Section 1.02(b), (ii) the operations or conduct of the business of the Company prior to the Closing or the Members’ ownership of the Company, including any violation of Law, any Environmental Liabilities relating to any conditions existing prior to the Closing, any Pre-Closing Claim or any infringement of third party proprietary rights, (iii) the Excluded Assets, (iv) the allocation of any payments among or payment to the Company, Members and any other Persons (other than the Buyer) under this Agreement and the Ancillary Documents, and any claim by or on behalf of any Person (other than the Company) that such Person is entitled to any portion of any payment under this Agreement or any Ancillary Document, including any claims in respect of limited liability company interests, profit interests, options and warrants, (v) the Indemnified Tax Liabilities, (vi) any Liability, whether in the organizational or governing documents of the Company or otherwise, to indemnify any Person by reason of the fact that such Person is or was an equity holder, member, partner, legal or beneficial owner, director, manager, trustee, officer, employee or other representative, as applicable, of the Company or, in each case with respect to the period on or prior to the Closing Date, (vii) the authorization or approval of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby by the managers of the Company and the Company’s equity holders, (viii) all Liabilities arising out of, resulting from or relating to warranty claims for services rendered or products manufactured, sold, leased or otherwise supplied to third parties by the Company on or prior to the Closing Date or to product liability claims, whether founded upon negligence, strict liability in tort and/or other similar legal theory, seeking compensation or recovery for or relating to injury (including death) to an individual or damage to property arising out of a defect or alleged defect in services rendered or products manufactured, sold, leased or otherwise supplied to third parties by the Company on or prior to the Closing Date, including any voluntary and involuntary recall or service action, (ix) all Liabilities of the Company for any workers’ compensation, payroll Taxes or withholdings or similar items and any wages, bonuses, retention bonuses, commissions, sick pay or vacation payments, severance payments, change-of-control payments, grants or promises of grants of equity to current or former employees and consultants or other Persons or other compensation, whether due as a result of the consummation of the transactions contemplated by this Agreement or otherwise and all Liabilities of the Company under or with respect to any employee benefit plan, program, policy or arrangement, (x) all Liabilities arising out of the Company’s or Members’ obligations under this Agreement and the Ancillary Documents, (xi) any Liability of the Company or Members arising out of or related to any injury, disease or disability arising or occurring on or prior to the Closing Date, or exposure or alleged exposure on or prior to the Closing Date to any materials or chemicals in the work place by any person and (xiii) any Liabilities of the Company to any Member or any Affiliate of the Company or Members.
“Financial Statements” has the meaning set forth in Section 4.05(a).
“Fundamental Representations” has the meaning set forth in Section 8.01.
“GAAP” means United States generally accepted accounting principles, consistently applied in the manner used for the Financial Statements.
“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority, in each case whether legislative, judicial, regulatory or administrative, or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing, or any arbitrator.
“Hazardous Substance” means any substance or material that is considered, described, characterized or listed as a hazardous material, hazardous substance, hazardous waste, toxic substance, toxic pollutant, contaminant, petroleum (including crude oil and any fractions thereof as well as waste or used petroleum oils), natural or synthetic gas or any mixture thereof, asbestos, asbestos containing material, PCB or materials or objects containing PCB, medical waste, infectious waste, radon gas, lead containing paint, radioactive material or words of similar import, in or under any Environmental Laws, or any chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control, or remediation under any Environmental Laws.
“Indebtedness” means, with respect to the Company, all Liabilities as of the determination date (including the current portion thereof) of the Company (other than accounts receivable and trade payables in the ordinary course of business) (i) for the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums, penalties or other breakage costs, of any borrowed money, including any such obligations under a credit facility or which are evidenced by any note, bond, debenture or other debt security, and short-term vendor loan payables, (ii) with respect to leases required to be capitalized in accordance with GAAP, (iii) under any letter of credit, performance bond, bankers’ acceptance or similar instrument to the extent drawn upon, (iv) under any interest rate swap, hedging or similar arrangement (valued at the termination value thereof if such arrangement were terminated as of the Closing Date), (v) issued or assumed as the deferred purchase price of property (calculated as the maximum amount of deferred purchase price owing as of the Closing (whether or not then due and payable) or potentially owing at a future time by the Company) or under any title retention agreement (but excluding trade accounts payable), (vi) with respect to any obligation or liability of any other Person of the type referenced in clauses (i) through (v), the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (vii) with respect to any Liability of any other Person of the type referred to in clauses (i) through (vi) that is secured by any Lien on any property or asset of the Company (whether or not such obligation or liability is assumed by the Company).
“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.
“Indemnified Tax Liabilities” means (i) any liability resulting from any breach or inaccuracy in a representation or warranty set forth in Section 4.10, (ii) any Tax of the Company, (iii) any Tax of the Company for any Pre-Closing Tax Period, (iv) any Tax of any Person (other than the Company) imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or as a transferee, successor or by contract, and (v) any Transfer Taxes under Section 8.10(c).
“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VIII.

“Indenture” means that certain Indenture, dated as of December 22, 2010, among Atkore International, Inc., as issuer, the Note Guarantors from time to time parties thereto, and Wilmington Trust FSB, as Trustee, relating to the $410,000,000 Senior Secured Notes due 2018, as amended, supplemented or replaced from time to time. For purposes of the definition of “Indenture,” the terms “Note Guarantors,” “Trustee” and “Senior Secured Notes” shall have the meanings assigned to them in the Indenture.
“Intellectual Property” shall include (a) all inventions, discoveries patents, patent applications, patent disclosures arising under the Laws of the United States, any state, any other country, any regional or international treaty regimes, or any conventions, whether or not filed, perfected, registered, or recorded, all renewals thereof and any provisionals, continuations, divisions, continuations-in-part, renewals, and reissues for any of the foregoing; (b) works of authorship, including copyrights (registered or unregistered) and copyrightable works and all applications and registrations related to the foregoing; (c) trademarks, service marks, logos, images, trade dress, domain names, trade names, and service names, whether registered or unregistered, including all applications and registrations together with all goodwill associated with any of the foregoing; and (d) know-how or trade secrets, including manufacturing and production processes and procedures, recipes, formulae, and other confidential or proprietary information not generally known to the public.
“Intellectual Property Assignments” has the meaning set forth in Section 6.11.
“Interests” means all issued and outstanding limited liability company interests of the Company.
“Inventory” has the meaning set forth in Section 4.09.
“Knowledge” of the Company and/or Members, or words of comparable import, shall mean facts or circumstances that are known, or that should have been known after having made due inquiry with respect to the subject matter at issue, to any director, manager, officer or management personnel of the Company or to any Member.
“Latest Balance Sheet” has the meaning set forth in Section 4.05(a).
“Law” means any treaty, law, statute, regulation, ordinance, rule, common law duty or rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Body.
“Lender Consents” means Buyer or its Affiliates having obtained any consent, approval, amendment or waiver of its lenders or any other applicable Person under the Buyer Credit Agreement or the Indenture in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and any such consent, approval, amendment or waiver shall be in full force and effect.
“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any nature or kind, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, whether due or to become due, whether known or unknown.
“Liberty Name” has the meaning set forth in Section 8.14.
“License Period” has the meaning set forth in Section 8.14.
“Liens” means any lien, mortgage, security interest, pledge, easement, charge, adverse claim, indenture, deed of trust, right of way, restriction on the use of real or personal property, encroachment or other encumbrance, or any restriction on transfer, right of first refusal, right of first offer, put right, redemption right, option, warrant, proxy, voting agreement, voting trust, conditional sale or other title retention device or arrangement or transfer for the purpose of the payment of any Indebtedness or otherwise, or any restriction similar to any of the foregoing.
“Losses” means, with respect to any Person, any losses, liabilities, claims, judgments, fines, penalties, damages, expenses, fees, costs or amounts incurred by such Person (including reasonable attorneys’ fees, accountants’ and other professionals’ fees, costs or expenses and all reasonable fees, costs or expenses paid in connection with the investigation, defense and compromise of any claim or loss).
“Louisville Facility Lease” means the facility lease, substantially in the form of Exhibit C attached hereto.
“Major Customers” has the meaning set forth in Section 4.20.
“Major Suppliers” has the meaning set forth in Section 4.20.
“Material Adverse Effect” shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, Liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company that is, or could be expected to be, materially adverse or any other effect (or circumstance involving a prospective effect) that materially impairs, or could be expected to impair, the ability of the Company to consummate the transactions contemplated hereby or by its Ancillary Documents in a timely manner.
“Material Contract” has the meaning set forth in Section 4.11.
“Members” has the meaning set forth in the preamble of this Agreement.
“Non-Assignable Asset” has the meaning set forth in Section 1.06.
“Non-Competition Period” has the meaning set forth in Section 8.13(a).
“Outside Date” has the meaning set forth in Section 7.01(b).
“Payoff Letters” has the meaning set forth in Section 1.02(c).
“PCB” means polychlorinated biphenyls.

“Permits” means all permits, authorizations, registrations, consents, exemptions, certificates, variances, interim permits, approvals, rights and licenses issued by any Governmental Body, and all pending applications therefor.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and any Governmental Body or other entity.
“Plans” has the meaning set forth in Section 4.14(a).
“Pre-Closing Claim” means all Actions listed on Schedules 3.05 or 4.13 (or which should have been listed on such Schedules) and any other Actions to the extent pending or threatened with respect to or relating to the Members, the Company or its business arising from or relating to any act, omission, event or occurrence on or prior to the Closing Date.
“Pre-Closing Tax Period” means any taxable period of the Company ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Product Certification” means any and all industry product certifications and approvals that apply to the products of the Company.
“Purchase Price” has the meaning set forth in Section 1.02.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migration, leaching, placing, discarding, dumping or disposing of any Hazardous Substances into the environment (including the abandonment of barrels, containers or other closed receptacles containing any Hazardous Substances).
“Representative” of any Person means any officer, director, shareholder, manager, member, partner, trustee, attorney, accountant, investment banker, broker, agent, employee or other representative of such Person.
“Restricted Business” has the meaning set forth in Section 8.13(a)(i).
“Retained Employees” has the meaning set forth in Section 6.10(a).
“Schedule Supplement” has the meaning set forth in Section 6.06.
“Seller Representative” has the meaning set forth in Section 8.12(a).
“Seller Tax Returns” has the meaning set forth in Section 8.10(a).
“Straddle Period” means any taxable period with respect to the Acquired Assets beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity.
“Systems” has the meaning set forth in Section 6.15.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, escheat, unclaimed property, estimated or other tax, charge, fee, duty, levy or other assessment that is imposed by any Governmental Body, in each case including any interest, penalty or addition thereto that is attributable to any nonpayment thereof or any failure to properly prepare or file a Tax Return.
“Tax Proceeding” has the meaning set forth in Section 8.10(d).
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed with any Governmental Body or other authority or required to be provided to any Person in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax and any amendment thereof.
“Threshold Amount” has the meaning set forth in Section 8.05(a).
“Transfer Taxes” has the meaning set forth in Section 8.10(c).
“Transferred Employees” has the meaning set forth in Section 6.10(a).
“Transition Agreement” has the meaning set forth in Section 2.04(a)(x).
“Vassallo” has the meaning set forth in Section 8.13(a)(i).
9.02    Other Definitional Provisions.
(e)    All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.
(f)    Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(g)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive unless expressly indicated otherwise, and the word “including” (in its various forms) means including without limitation. References to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.
(h)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(i)    Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.
(j)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
ARTICLE X

MISCELLANEOUS
10.01    Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Buyer, the Members, the Company or any of their respective Affiliates, officers, directors, managers, employees, representatives or agents, without the prior written agreement of Buyer and the Seller Representative, in any case, as to form, content, timing and manner of distribution or publication; provided, that nothing in this Section 10.01 or the Confidentiality Agreement shall prevent (i) Buyer or its Affiliates from making any filings or disclosures required by Law (including any applicable securities Laws), its bond indentures or the rules of any stock exchange or publicly issuing a press release, in each case, with respect to this Agreement or its contents or the transactions contemplated hereby (the contents of which shall be determined by Buyer and its Affiliates in their sole discretion) or (ii) any party enforcing its rights under this Agreement.
10.02    Expenses. Except as otherwise expressly provided herein, each party shall each bear his, her or its own fees and expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not), it being understood and agreed that the Company and Members shall be responsible for, and shall pay, any and all fees and expenses of the Company.
10.03    Prevailing Party. In the event any Action is commenced or threatened by any party to enforce its rights under this Agreement against any other party(ies), the prevailing party in such Action shall be entitled to recover from the other party(ies) all reasonable fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing party in such Action; provided, that if a party prevails in part, and loses in part, in such Action, the court, arbitrator or other adjudicator presiding over such Action shall award a reimbursement of the fees, costs and expenses incurred by the parties on an equitable basis.
10.04    Notices. Any notice, request, instruction or other document to be given hereunder by a party shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service or (ii) on the date of transmission if sent by facsimile, email or other electronic transmission (receipt confirmed):
Notices to Buyer:
Atkore Plastic Pipe Corporation
c/o Atkore International Inc.
16100 South Lathrop Avenue
Harvey, Illinois 60426
Telephone:     (708) 225-2077
Facsimile:    (708) 339-2410
E-mail: etierney@atkore.com
Attn:    General Counsel

with a copy (which shall not constitute notice) to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Telephone:     (312) 782-8573
Facsimile:     (312) 701-8535
E-mail:     cfabian@mayerbrown.com
Attn:    Christian W. Fabian

Notices to any of the Company, Members or Seller Representative:

Charles H. McCort
1769 Victoria Circle
Telephone:    (330) 323-1574
Facsimile:    N/A
E-mail:     Charleym@heritageplastics.com
with a copy (which shall not constitute notice) to:
Frankovitch, Anetaks, Colantonio & Simon
337 Penco Road
Weirton, WV 26062
Telephone:     (304) 723-4400
Facsimile:     (304) 723-5892
E-mail:     carl@facslaw.com
Attn:    Carl N. Frankovitch
10.05    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and legal representatives; provided, that no assignment of any rights or obligations hereunder shall be made by any Member or the Company without the written consent of Buyer and no assignment of any rights or obligations hereunder shall be made by Buyer to any Person, other than to an Affiliate of Buyer, without the written consent of the Seller Representative. Notwithstanding the foregoing, Buyer may assign this Agreement to one or more Affiliates of Buyer or to any lender to Buyer or its Affiliates as security for obligations to such lender in respect of any financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided, that no assignment to any such Affiliate or lender shall in any way affect Buyer’s obligations under this Agreement.
10.06    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
10.07    Amendment and Waiver. This Agreement may be amended, modified or supplemented but only in writing signed by Buyer and the Seller Representative. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
10.08    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement, Ancillary Documents, disclosure schedules and Exhibits)

contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
10.09    Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
10.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered via facsimile or electronic transmission (e.g., PDF file) shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.
10.11    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.
10.12    Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Ancillary Document or any matters described or contemplated herein or therein, the parties to this Agreement hereby (i) agree that any such litigation, proceeding or other legal action shall be brought exclusively in a court of competent jurisdiction located within the City of Wilmington, Delaware, whether a state or federal court; (ii) agree that in connection with any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (i) above and to service of process upon them in accordance with the rules and statutes governing service of process; (iii) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (iv) designate, appoint and direct CT Corporation System as their authorized agent to receive on their behalf service of any and all process and documents in any legal proceeding in the State of Delaware; (v) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the State of Delaware to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation; (vi) agree as an alternative method of service to service of process in any litigation, proceeding or action by mailing of copies thereof to the parties at their addresses set forth in Section 10.04; (vii) agree that any service made as provided herein shall be effective and binding service in every respect; and (viii) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR

CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.
10.13    No Third Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement, other than Section 8.02, 8.03 or 8.04 (to the extent provided therein).
10.14    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.
10.15    Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.
10.16    Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties, covenants or obligations of (including indemnities by) any Member or the Company made in or undertaken pursuant to this Agreement or any of their Ancillary Documents, irrespective of the knowledge and information received (or which should have been received) therefrom by Buyer.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the day and year first above written.
BUYER:

ATKORE PLASTIC PIPE CORPORATION
By:_______________________________________
Name:
Title:

COMPANIES:

LIBERTY PLASTICS, LLC
By:_______________________________________
Name:
Title:

SELLER REPRESENTATIVE:

__________________________________________
Charles H. McCort

Signature Page to Asset Purchase Agreement (Liberty Plastics, LLC)

MEMBERS:

__________________________________________
James E. Pastore, Jr.

__________________________________________
Charles H. McCort

__________________________________________
Carl N. Frankovitch

Signature Page to Asset Purchase Agreement (Liberty Plastics, LLC)